Exhibit 99D



MTBPS

MEDIUM TERM BUDGET POLICY STATEMENT

national treasury

Department:
National Treasury
REPUBLIC OF SOUTH AFRICA

2030 NDP

STAY SAFE
VACCINATE TO SAVE SOUTH AFRICA

Medium Term

Budget Policy Statement

2021

National Treasury

Republic of South Africa

11 November 2021

ISBN: 978-0-621-49622-2
RP: 223/2021

The *Medium Term Budget Policy Statement* is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

To obtain additional copies of this document, please contact:

Communications Directorate
National Treasury
Private Bag X115
Pretoria
0001
South Africa

Tel: +27 12 315 5944
Fax: +27 12 407 9055

The document is also available on the internet at: www.treasury.gov.za.

Foreword

The COVID-19 pandemic has magnified South Africa's crises of poverty and unemployment. Building a prosperous society requires much higher levels of economic growth, supported by structural reforms, improved state capacity and sustainable public finances.

Government has long directed the majority of public spending to address deeply entrenched poverty and unemployment. The social wage – combined public spending on health, education, housing, social protection, employment programmes and local amenities – remains high by global standards, averaging 59.5 per cent of consolidated non-interest spending over the next three years. But the decade-long decline in South Africa's GDP growth, combined with a large increase in public debt, has led to an unsustainable position.

Over the next three years, government will pay more for interest on its debt – an average of 21 cents of every rand collected in revenue per year – than it will spend on health, social development, or peace and security. Stabilising the debt burden is therefore essential for fiscal sustainability and freeing up the resources needed to support economic and social priorities.

Since the 2021 Budget, South Africa has benefited from a surge in global demand for our commodities. Higher commodity prices have temporarily increased economic growth and tax revenue. This windfall is a welcome once-off boost, but revenue remains well below pre-pandemic projections.

Meanwhile, greater economic output has failed to lift investment and employment, due to the structural nature of our economic underperformance. Businesses remain constrained by longstanding obstacles like electricity shortages, inefficient and high-cost rail freight, inadequate broadband spectrum and red tape. Progress in implementing reforms, apart from some important steps to bolster competition in electricity supply and ports, remains slow. And global borrowing conditions are becoming less favourable, indicating that issuing debt is likely to become more expensive.

Over the period ahead, government will accelerate structural reforms to promote growth, while keeping fiscal consolidation on course to narrow the budget deficit and stabilise debt. The temporary tax revenue windfall will be used to reduce the borrowing requirement. It will also be targeted at short-term support for people and businesses affected by COVID-19 and the outbreak of public violence in July of this year. A disciplined approach will enable government to achieve a primary budget surplus – meaning that revenue will exceed non-interest spending – from 2024/25, bringing the period of fiscal consolidation to a close. At the same time, government will be assessing the effectiveness of large spending programmes to ensure that South Africa can achieve greater value for public money.

We all want a vibrant, growing economy that enables people to earn an income and businesses to innovate, hire new workers and invest in the country. Over the medium term, government intends to shift expenditure away from consumption and crisis response towards growth-enhancing investment. Public spending can build the foundation, but cannot substitute for private-sector investment and job creation. In this regard, structural reforms will help boost confidence and investment in the economy.

I would like to thank the President, my colleagues in Cabinet and the Ministers' Committee on the Budget, and my predecessor, former Minister Mboweni, for their support during my first MTBPS. I am particularly grateful to Deputy Minister Masondo, and the Director-General and staff at the National Treasury, for their determined and continued commitment to their constitutional duties.



Enoch Godongwana
Minister of Finance

Contents

Tables

Figures

1

Recovery, stability, reform and growth

In brief

- The COVID-19 pandemic has magnified South Africa's social and economic crises, further straining the public finances.
- Over the next three years, government will balance support for economic recovery and reconstruction – through both short-term spending measures and structural reforms – with rebuilding the public finances.
- The economy has recovered more quickly than anticipated. Nevertheless, the recent spike in commodity prices, which has supported GDP growth and tax revenues, is considered temporary. Long-term structural constraints and scarring from the effects of the pandemic weigh on the outlook. Fiscal risks have increased.
- Fiscal consolidation is critical to reduce the public debt burden, restore investor confidence and avoid overexposure to global and domestic risks.
- The *Medium Term Budget Policy Statement* (MTBPS) proposes to maintain restraint in public expenditure. Government will not commit to new long-term spending in response to temporary revenue windfalls. No additional funding is provided to state-owned companies over the medium term.

Introduction

As South Africa begins to emerge from the shadow of COVID-19, it confronts deep-rooted social and economic problems. Foremost among these are the crises of poverty and unemployment.

To address these realities, the national budget is highly redistributive. Personal income tax, which accounts for an average of 38.4 per cent of revenue over the next three years, is structured in a progressive manner. And the social wage – combined public expenditure on health, education, housing, social protection, transport, employment programmes and local amenities – averages R1.06 trillion or 59.5 per cent of consolidated non-interest spending per year over the next three years.

Government responded to the pandemic with emergency fiscal support to households and businesses. This included the *special COVID-19 social relief of distress grant*, whose 9.5 million beneficiaries bring the number of social

grant recipients to 27.8 million. Yet after a decade of declining economic growth, the public finances are in a weakened state, limiting government's ability to provide additional targeted social and economic support.

The unemployment crisis has escalated, especially among young people. Over the last two years, government has augmented existing fiscal measures to mitigate joblessness with additional funding for the presidential employment initiative in the 2021 Budget and an expanded employment tax incentive. While government will continue to consider measures to support employment growth, joblessness cannot be solved by fiscal resources: it requires strong and sustained economic growth.

GDP growth is expected to recover to 5.1 per cent in 2021 before declining to average 1.7 per cent over the next two years, a rate that is too low to meet the country's development needs. Gross debt is forecast to grow from 69.9 per cent of GDP in 2021/22 to 77.8 per cent of GDP in 2024/25 – the outer year of the medium-term expenditure framework (MTEF) period. Rising debt-service costs consume an increasing share of national income, crowding out spending on critical programmes necessary to alleviate poverty and create a foundation for faster economic growth.

The long-term decline in South Africa's GDP growth rate (Figure 1.1) is the result of structural weaknesses in the economy – including poor education outcomes – and external shocks. Weak growth is compounded by the rapid increase in public debt (Figure 1.2), which has raised borrowing costs across the economy. Faster economic growth requires determined implementation of policy reforms to promote confidence, investment, competitiveness, entrepreneurship and job creation.

During 2021, the economy has recovered more quickly than expected. Tax revenue is higher than projected in the 2021 Budget on the strength of the global commodity price surge, but these gains are temporary. The revenue outlook remains well below pre-pandemic estimates. There is profound uncertainty about the durability of the economic recovery, mainly due to renewed volatility in global conditions and the risk of renewed Eskom power cuts. In addition, certain domestic risks identified in the 2021 Budget have begun to materialise. These include the recent public-service wage agreement, which breached the budget ceiling for compensation of employees by R20.5 billion, and continued deterioration in the financial position of several major state-owned companies.

Accordingly, the 2021 MTBPS charts a course to ensure sound public finances and long-term economic growth by narrowing the budget deficit and stabilising debt. Gross tax revenues are expected to exceed the estimates presented at the time of the 2021 Budget by R120.3 billion in 2021/22. Government will use the higher-than-expected tax revenue to reduce the deficit and provide additional short-term support for health, social protection, job creation, and peace and security. This fiscal course will be maintained over the MTEF period, resulting in a primary budget surplus – where revenue is higher than non-interest spending – by 2024/25, bringing the period of fiscal consolidation to an end (Figure 1.3). Gross debt is expected to peak at 78.1 per cent of GDP in 2025/26 and decline thereafter. Debt-service costs will fall below 22 per cent of main budget revenue by 2026/27. This consolidation will be supported by structural reforms that unlock private-sector investment and job creation.

Sustainable public finances support growth

Macroeconomic stability – including low and stable inflation, a flexible exchange rate and sustainable fiscal balances – protects the economy from external shocks and promotes investment. It is a precondition – but not a substitute – for faster growth. Countries with unsustainable public finances are at greater risk of economic crises and loss of fiscal sovereignty.

The fiscal framework supports macroeconomic stability by providing planning certainty and a buffer to the unexpected costs that may arise from global or domestic shocks. In recent years, South Africa has experienced several such shocks, including the near-collapse of Eskom and continued electricity supply constraints, the COVID-19 pandemic, and the outbreak of public violence in Gauteng and KwaZulu-Natal in July of this year. These events, combined with existing weakness in the public finances, have virtually eliminated the fiscal space government requires to respond effectively to future crises.

Figure 1.1 Real GDP growth and projections*


Per cent
4.2
2.7
3.6
3.1
5.0
5.2
5.9
4.7
2.0
-0.7
3.3
2.9
2.3
2.4
1.6
0.7
0.8
1.3
1.3
0.1
-7.2
6.2
1.8
1.6
1.8
2000/01
2002/03
2004/05
2006/07
2008/09
2010/11
2012/13
2014/15
2016/17
2018/19
2020/21
2022/23
2024/25

Figure 1.2 Projected three-year change in debt-to-GDP ratio, selected developing countries


Philippines
Sri Lanka
Thailand
South Africa
Colombia
China
India
Malaysia
Morocco
Croatia
Dominican Republic
Hungary
Peru
Chile
Uruguay
Poland
Egypt
Turkey
Belarus
Brazil
Ukraine
Pakistan
Per cent of GDP

Figure 1.3 Main budget revenue and expenditure**


Main budget revenue
Main budget non-interest expenditure
Per cent of GDP
2007/08
2024/25

Figure 1.4 Interest-growth differential


Nominal economic growth
Nominal yield on 10 year bond
Per cent of GDP
2007/08
2020/21

**All GDP data in this MTBPS is recalculated in line with Statistics South Africa's 2021 rebasing and benchmarking exercise. It is therefore not directly comparable with GDP data from earlier budget documentation. For more information, see Annexure C*
***Excludes Eskom financial support and transactions in financial assets and liabilities*
Source: Statistics South Africa, National Treasury forecast

Government expenditure has exceeded revenue in every year since 2008/09. In that time, the consolidated budget has grown from R712.8 billion in 2008/09 to R2.13 trillion in 2021/22 – an average increase of 8.8 per cent per year. Higher expenditure has not always been efficient or effective. Much of the increase was absorbed by a rising public-service

wage bill, averaging about 35 per cent of expenditure. The effectiveness of several large spending programmes is questionable, and state procurement systems often fail to deliver value for money.

At the same time, debt-service costs will on average consume 21 cents of every rand collected in main budget revenue over the MTEF period. This crowds out spending on essential public services such as health, social development, and peace and security. Elevated debt redemptions will further reduce fiscal space over the medium term as R423.4 billion of debt borrowed in previous years matures. In addition, the interest rate that government pays on its debt is higher than the GDP growth rate (Figure 1.4). In these circumstances, it is not possible to reduce the ratio of debt to GDP without running a primary budget surplus, as the stock of debt is increasing more quickly than the economy is growing.

In summary, the position of the public finances is a brake on growth. Committing to higher levels of spending in the absence of faster economic growth will further undermine macroeconomic credibility, with increasingly detrimental effects on the economy.

Light at the end of the fiscal consolidation tunnel

The 2021 MTBPS reaffirms the fiscal strategy set out in the 2021 Budget. Barring major new shocks or unbudgeted spending commitments, staying the course will lead to a primary fiscal surplus in 2024/25, bringing an end to fiscal consolidation at the end of the MTEF period.

Over the next three years, spending will remain restrained. Government will avoid permanent increases in departmental or programme baselines, or further bailouts of state-owned companies, which would compromise fiscal sustainability. Instead, short-term tax windfalls will be targeted to reduce the budget deficit and fund temporary priorities, such as extended support for poor households and public employment. In line with government's commitment to support vulnerable households, particularly given the impact of COVID-19, additional resources for social relief will be considered if the fiscal situation improves by February 2022.

As noted earlier, rising government expenditure has not been matched by higher economic growth, increased productivity, or greater efficiency. Over the medium term, government will use the results of recent spending reviews to implement zero-based budgeting. This will shift the budget process from an incremental approach to baseline funding towards a more stringent approach that assesses programme effectiveness and realises greater value for public money.

Structural reforms to be accelerated

Government remains committed to structural reforms designed to lower the cost of doing business and create a more competitive economy. Over the medium term, the following reforms will be accelerated:

- Diversifying energy generation to alleviate electricity supply shortages, and taking additional steps towards a competitive energy market.
- Releasing broadband spectrum, with the auction process starting on 1 March 2022.

- Opening third-party access to the freight rail network by the end of 2022 to increase capacity.
- Starting the eVisa system rollout by March 2022 to promote tourism.
- Reviewing the legal regime governing skilled migration.
- Accelerating infrastructure investment.

Capital investment has been adversely affected by the national lockdowns, contributing to underspending. Joint initiatives by the National Treasury, the Infrastructure Fund and Infrastructure South Africa aim to improve the scale, speed, quality and efficiency of infrastructure spending. This mainly involves creating a credible pipeline of projects, conducting project appraisal and technical analysis, and attracting private-sector participation and financing.

Over the next three years, general government infrastructure investment is estimated at R500 billion. Government has also committed R100 billion over a decade from 2019/20 to the Infrastructure Fund to leverage private-sector and development finance, with R24 billion allocated over the 2022 MTEF period.

Operation Vulindlela, a joint initiative of the Presidency and the National Treasury, oversees the implementation of critical reforms.

Protecting the integrity of South Africa's financial system

During 2021, the Financial Action Task Force (FATF) concluded a mutual evaluation (peer review) of South Africa. The FATF is the global standards-setting body for combating money laundering and terrorism financing, and South Africa is its only African member state.

The FATF report, released last month, identified significant weaknesses in the country's anti-money laundering and counter-financing of terrorism systems. Many of these weaknesses developed between 2009 and 2018, coinciding with the period of state capture. The National Treasury will work with the Reserve Bank, the Financial Intelligence Centre and other departments to address the deficiencies identified within the 18-month timeframe established by the FATF. As acknowledged in the report, South Africa is rebuilding the institutional integrity and capacity of key agencies weakened by state capture. Government remains committed to strengthening the country's well-regarded and resilient financial system, which is central to preventing finance-related abuse and sustaining capital flows for investment.

Risks and spending pressures

Significant risks to the economic and fiscal outlook include the following:

- Uncertainty in the global outlook, particularly the risk of higher inflation and tighter monetary policy. South Africa's cost of borrowing remains elevated. Debt-service costs will consume an average of 20.9 per cent of main budget revenue per year over the medium term and market conditions for issuing further debt are unfavourable. Slower global growth, or a reversal of the commodity cycle, would negatively affect revenue collection.
- The evolution of the COVID-19 pandemic and slow progress in the rollout of vaccines, which poses risks to economic recovery.
- Delayed implementation of structural reforms. The slow pace of reform continues to sap business confidence, private investment, productivity and competitiveness. Electricity supply constraints, which could worsen over the short term, are a drag on growth. In contrast, progress on energy reforms poses upside risks to fixed investment and the overall economic outlook.

- Sharp declines in revenue alongside high demand for support over the past year from provinces and municipalities, many of which were experiencing governance, financial and operational problems before COVID-19. Many require greater capacity to deliver services.
- The poor financial condition and operational performance of several large state-owned companies. The fiscal framework provides no support to state-owned companies over the medium term, but these entities remain a large contingent liability risk.

Government's strict enforcement of minimum criteria before guaranteeing state-owned company debt, as outlined in the 2021 Budget, has led to a decline in bailout requests. Yet the broader context of financial distress, poor governance and unsustainable operations in many entities remains unaddressed.

Chapter 3 outlines the fiscal policy stance and the medium-term strategy, taking into account short-term risks. The fiscal risk statement (Annexure A) focuses on medium- and longer-term risks that could affect baseline projections for economic growth and the public finances.

Assessing proposals for new spending commitments

The COVID-19 pandemic increased national debate on the possibility of a universal basic income grant. Social protection programmes should ideally complement a vibrant, job-creating economy, and policy options need to consider the implications for overall economic activity. South Africa spends a higher percentage of GDP on cash grants than the vast majority of developing countries, and the social protection system accounts for 13.9 per cent of consolidated non-interest spending in 2021/22. Excluding beneficiaries of the *special COVID-19 social relief of distress grant*, 18.3 million people receive some form of grant. In the absence of faster, job-creating growth, it is essential to maintain social protection in a sustainable way. Any proposals to expand this system should meet the test of sustainability and effectiveness by being:

- Fully and appropriately financed to ensure that the fiscal balance does not deteriorate.
- Evaluated against pre-existing priorities of government that remain unfunded, including in basic services, education and healthcare.

These principles have not been applied consistently to new spending programmes in recent years, contributing to fiscal deterioration without increasing economic growth or reducing poverty. Given the weakened public finances, new spending commitments can only be funded by closing existing programmes to free up revenue, or through permanent increases in revenue collection. New tax proposals must also be assessed against their revenue-raising potential, and wider effects on economic activity and growth.

Fiscal response to COVID-19 and social needs

The COVID-19 pandemic and restrictions to slow the spread of infections caused widespread social and economic distress. Government's policy stance has been to ensure stability while saving lives and jobs. Spending to

support public services was maintained, even as tax revenues plummeted. Substantial fiscal relief measures were introduced in 2020/21.

In the current year, higher-than-expected revenue collection enabled government to respond with a fiscal relief package amounting to R37.9 billion (Table 1.1). This included extending the *special COVID-19 social relief of distress grant* to end-March 2022. The employment tax incentive has been expanded from 1 August to 30 November at a cost of R5 billion in lost tax revenue. Decisions on the presidential employment initiative and additional funding for social grants beyond the current year are dependent on revenue outcomes, and will be announced in the 2022 Budget.

Table 1.1 Fiscal relief package, 2021/22

R million	2021/22
Fiscal response measures	**32 850**
Social grants additions[1]	26 700
SASRIA	3 900
Business support[2]	2 300
Reprioritisation from DTIC and DSBD	-1 000
South African National Defence Force	700
South African Police Service	250
Increase in spending ceiling	**32 850**
Revenue measures	**5 000**
Employment tax incentive	5 000
Total, financed through higher-than-expected revenue collection	**37 850**

1. Of which R500 million is for grants administration

2. Department of Trade, Industry and Competition (DTIC), Department of Small Business Development (DSBD)

Source: National Treasury

The public vaccination programme is facilitating a reopening of the economy. The 2021 Budget made provisions on the basis of an estimated R19.3 billion in costs for vaccines. Since then, 73 million vaccine doses have been ordered, and a further 5 million doses have been donated. As at 23 October 2021, 14.7 million individuals had received at least one dose.

Figure 1.5 Vaccination progress in South Africa


Total monthly vaccinations
Individuals with at least one dose
Number of vaccinations (millions)
16
14
12
10
8
6
4
2
0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct*

*The number of vaccinated people as at 23 October 2021
Source: Department of Health and Our World in Data

Overview of the 2021 MTBPS

Economic outlook

Chapter 2 reviews economic performance and the medium-term outlook. Following the sharp economic contraction in 2020, real GDP is forecast to grow by 5.1 per cent in 2021, revised up by 1.8 percentage points since the 2021 *Budget Review*. However, the growth rate is expected to decline to an average of 1.7 per cent over the next two years.

Table 1.2 Macroeconomic projections

Calendar year	2020 Actual	2021 Estimate	2022	2023 Forecast	2024
Percentage change unless otherwise indicated					
Household consumption	-6.5	5.7	2.0	1.9	1.9
Gross fixed-capital formation	-14.9	1.2	3.1	3.4	3.5
Real GDP growth	**-6.4**	**5.1**	**1.8**	**1.6**	**1.7**
GDP at current prices (R billion)	**5 521**	**6 112**	**6 304**	**6 607**	**7 018**
CPI inflation	3.3	4.5	4.2	4.3	4.5
Current account balance (% of GDP)	2.0	3.8	0.4	-1.5	-1.7

Source: Reserve Bank and National Treasury

Fiscal policy

Chapter 3 outlines the fiscal policy stance over the medium term. The fiscal strategy remains broadly unchanged, with a focus on achieving a primary budget surplus from 2024/25. The consolidated budget deficit narrows to 4.9 per cent in the outer year. Gross loan debt is forecast to stabilise at 78.1 per cent of GDP in 2025/26.

Table 1.3 Consolidated government fiscal framework

R billion/percentage of GDP	2020/21 Outcome	2021/22 Revised	2022/23	2023/24 Medium-term estimates	2024/25
Revenue	**1 414.1**	**1 648.8**	**1 695.7**	**1 772.7**	**1 890.9**
	25.4%	*26.7%*	*26.7%*	*26.5%*	*26.6%*
Expenditure	**1 971.8**	**2 128.5**	**2 075.0**	**2 126.3**	**2 239.8**
	35.4%	*34.5%*	*32.7%*	*31.7%*	*31.5%*
Budget balance	**-557.7**	**-479.7**	**-379.3**	**-353.6**	**-348.9**
	-10.0%	*-7.8%*	*-6.0%*	*-5.3%*	*-4.9%*
Total gross loan debt	**3 935.7**	**4 313.9**	**4 744.7**	**5 144.4**	**5 537.6**
	70.7%	*69.9%*	*74.7%*	*76.8%*	*77.8%*

Source: National Treasury

Spending priorities

Chapter 4 outlines spending priorities by function group. It includes the in-year adjustments to spending in 2021/22, and more information on spending in subnational government. Total expenditure by function declines by an annual average of 0.4 per cent, while debt-service costs increase by an average of 10.8 per cent over the MTEF period.

Table 1.4 Consolidated government expenditure

R billion	2021/22 Revised	2022/23	2023/24 Medium-term estimates	2024/25	Average annual growth 2021/22 – 2024/25
Learning and culture	417.8	414.3	415.6	434.8	1.3%
Health	259.0	247.8	243.6	254.7	-0.6%
Social development	399.6	321.5	320.4	333.2	-5.9%
Community development	218.0	235.9	243.5	256.2	5.5%
Economic development	206.3	217.8	227.6	241.8	5.4%
Peace and security	219.3	218.2	213.3	222.8	0.5%
General public services	70.8	68.9	68.8	71.0	0.1%
Payments for financial assets	68.4	27.5	25.1	25.2	–
Total expenditure by function	**1 859.3**	**1 751.8**	**1 758.0**	**1 839.7**	**-0.4%**
Debt-service costs	269.2	303.1	334.6	365.8	10.8%
Unallocated reserve	–	15.1	28.8	29.3	–
Contingency reserve	–	5.0	5.0	5.0	–
Total expenditure	**2 128.5**	**2 075.0**	**2 126.3**	**2 239.8**	**1.7%**

Source: National Treasury

Additional information

The 2021 MTBPS includes the following annexures:

- Annexure A contains the fiscal risk statement.
- Annexure B discusses public-service compensation trends.
- Annexure C provides technical information and data.
- Annexure D is the glossary.

Conclusion

The MTBPS proposes to keep fiscal consolidation on course, reducing the budget deficit and stabilising debt, while allocating additional resources to support low-income households. This will release additional resources into the framework and enable government to end the consolidation of the public finances by 2024/25.

2

Economic outlook

In brief

- The South African economy grew faster than expected in the first half of 2021, but this momentum is expected to wane following public violence in July, port and rail disruptions, and the third wave of COVID-19 infections.
- Real GDP is forecast to grow by 5.1 per cent in 2021. Output is expected to return to pre-pandemic levels in 2022, a year earlier than estimated in February. This is largely the result of global demand, higher commodity prices and the easing of COVID-19 lockdown restrictions.
- Household consumption has improved, but has not fully recovered from the pandemic. Inflation is contained within the target band, despite upward pressure from food and energy prices. Gross fixed-capital investment remains well below pre-pandemic levels. The labour market is weak, with unemployment at 34.4 per cent.
- Government has made progress on a few key reforms. In the energy sector, private-sector power producers will be able to sell electricity directly to consumers and municipalities can generate their own power or procure electricity from independent producers. The Transnet National Ports Authority has been corporatised, which will improve incentives for efficiency and competitiveness. The eVisa system will be rolled out to 15 countries by March 2022. Operation Vulindlela continues to monitor and support the implementation of priority reforms.

Introduction

South Africa's economy is expected to grow by 5.1 per cent in 2021, following a 6.4 per cent contraction in 2020. Domestic economic activity recovered more rapidly than anticipated in the 2021 Budget, supported by international demand and higher commodity prices.

Structural constraints in the domestic economy are expected to slow the recovery. Inadequate electricity supply, combined with pandemic-induced job losses, will continue to limit the speed and durability of the recovery and long-term growth. Global factors, including higher and more persistent inflation and associated changes in monetary policy, along with changes in commodity prices, add to uncertainty about the medium-term outlook.

The rollout of vaccines continues to support improved global and domestic activity. However, access to vaccinations remains skewed between and within countries, inhibiting broader vaccine coverage and raising concerns about the emergence of more aggressive variants of COVID-19. Although South Africa has opened up free vaccinations to a large portion of its

population, the take-up of vaccinations has been slow. As a result, future waves of the pandemic pose risks to communities and economic activity.

Over the medium term, economic and fiscal policy balance the need to restore jobs and support businesses, protect vulnerable groups, and implement a series of reforms needed to promote faster GDP growth. Debt stabilisation will also support recovery by reducing the cost of capital. Collectively, these interventions will support confidence, investment and job creation – and a more resilient, equitable and competitive economy.

Progress on reforms critical to economic recovery

Government, through Operation Vulindlela, has made progress on several key reforms outlined in its October 2020 economic recovery plan. The amendment of Schedule 2 of the Electricity Regulation Act (2006), raising the licensing threshold from 1 to 100 megawatts (MW), has made it possible for private power generators to sell directly to customers. This will reduce pressure on the national grid and alleviate the risk of power cuts. The pace and scale of private generation will largely depend on the ease of the National Energy Regulator of South Africa registration process, which needs to be streamlined. Amended regulations also enable municipalities to self-generate or procure power directly from independent power producers. Over the longer term, creating a competitive energy market will help contain the costs of generating electricity and support GDP growth.

Government has announced the corporatisation of the Transnet National Ports Authority as an independent subsidiary of Transnet and appointed an interim board. The separation of port infrastructure and operations will create incentives for efficiency and competitiveness between port service providers – reducing delays, improving services and introducing cost discipline.

Reforms in progress

Electricity: Government initiated the procurement of additional electricity generation capacity through the fifth bid window of the Renewable Energy Independent Power Producer Procurement Programme in April 2021. This and the next two bid windows are expected to add 6 800 MW of renewable energy to the grid over the medium term – enough to power over 4 million homes.

Transport: Transnet Freight Rail will allow third-party access to the freight rail network by end-2022. Allowing private rail operators to use the freight rail network will bolster system volume and capacity.

Tourism: The now completed eVisa system will be rolled out to 15 countries by March 2022, providing much-needed support for the tourism sector.

Water: Legislative drafting and financial modelling have been done to establish a National Water Resources Infrastructure Agency responsible for improving the management of bulk water resources. The Department of Water and Sanitation is fast-tracking its application process to ensure that the 90-day target for issuing single-use water licences will be implemented by March 2022 to improve the ease of doing business.

Telecommunications: Work is under way to standardise and improve processes for applications to use property in rolling out towers and fibre to expand digital communications infrastructure. This work will be finalised by October 2022.

Infrastructure: A review of the public-private partnership regulations was completed in May 2021. Its recommendations include simplifying the regulations, eliminating delays in approval and implementation, and standardising project preparation; and building capacity at all levels of government. These will be implemented from early 2022.

However, critical reforms in the telecommunications space have been delayed, constraining innovation and access to better-priced data. These reforms include the release of spectrum through an auction and digital

migration, delayed due to recent legal challenges launched by mobile operators. In addition, the Independent Communications Authority of South Africa's possible recall of temporary spectrum at the end of November will affect the quality of digital services for those working from home and leave millions of households without free access to educational and health websites. Government assigned this spectrum in April 2020 to alleviate pressure on digital services in light of the COVID-19 lockdowns.

The durability of the recovery will depend on the implementation of a broad range of structural reforms that inspire confidence and create an enabling environment for accelerating and sustaining economic activity. In the context of limited fiscal space, reforms that require little budgetary support – including regulatory reforms that enhance competition – are being prioritised.

Global outlook

The International Monetary Fund (IMF) expects global GDP to increase by 5.9 per cent in 2021, moderating to 4.9 per cent in 2022. The outlook remains highly uncertain.

Table 2.1 Economic growth in selected countries

Region/country	2019	2020	2021	2022	2023
Percentage	**Actual**		**Forecast**		
World	**2.8**	**-3.1**	**5.9**	**4.9**	**3.6**
Advanced economies	**1.7**	**-4.5**	**5.2**	**4.5**	**2.2**
United States	2.3	-3.4	6.0	5.2	2.2
Euro area	1.5	-6.3	5.0	4.3	2.0
United Kingdom	1.4	-9.8	6.8	5.0	1.9
Japan	0.0	-4.6	2.4	3.2	1.4
Emerging and developing countries	**3.7**	**-2.1**	**6.4**	**5.1**	**4.6**
China	6.0	2.3	8.0	5.6	5.3
India	4.0	-7.3	9.5	8.5	6.6
Brazil	1.4	-4.1	5.2	1.5	2.0
Russia	2.0	-3.0	4.7	2.9	2.0
Sub-Saharan Africa	**3.1**	**-1.7**	**3.7**	**3.8**	**4.1**
Nigeria	2.2	-1.8	2.6	2.7	2.7
South Africa[1]	0.1	-6.4	5.1	1.8	1.6
World trade volumes	**0.9**	**-8.2**	**9.7**	**6.7**	**4.5**

1. National Treasury forecasts
Source: IMF World Economic Outlook, October 2021

The COVID-19 pandemic continues to take a toll on global growth. The stronger-than-anticipated recovery in developed economies in the first half of 2021 reflects the impact of additional fiscal support and better control of the pandemic through large-scale vaccination programmes. Outside the most developed economies, however, scarring – defined as medium-term economic performance below pre-pandemic projections – is expected to be pervasive. Although major commodity exporters have benefited from higher global demand and an improving outlook, low-income countries face worsening pandemic dynamics.

The IMF's positive growth outlook is predicated on several factors, including global vaccine access, sustained monetary and fiscal policy support, and stabilising inflation. However, there are significant downside

risks to the outlook, particularly if inflation rises more than expected, monetary policy becomes less supportive, fiscal support is reduced or new coronavirus variants emerge before significant portions of the population are vaccinated.

Global equity markets have recorded a strong performance in the year to date as a result of higher risk appetite, excess liquidity and the easing of COVID-19 restrictions. Yet rising inflation and speculation around tightening monetary policy (central bank asset purchase tapering followed by rising interest rates), alongside concerns about a possible global spillover from recent market developments in China, are weighing on global equities. Bond yields in both developed and developing economies have already started to rise in response, placing upward pressure on domestic borrowing costs.

Figure 2.1 Global equities


World
Emerging market
Developed countries
South Africa
Index (100 = October 2019)

Figure 2.2 Commodity prices


Gold
Platinum
Bloomberg commodity index
Iron ore generic (RHS)
Coal (Richards Bay) (RHS)
Index (100 = October 2019)

Figure 2.3 10-year bond yields


Germany
US
UK
South Africa
Brazil
Mexico
Per cent

Figure 2.4 Global manufacturing PMIs*


European Union
China
United States
Index

**Purchasing manufacturing indices: above 50 indicates expansionary manufacturing activity*
Source: Bloomberg

Capital flows to developing economies have been declining since November 2020, though elevated commodity prices have provided some support for commodity exporters. Slowing manufacturing activity in some major economies could reduce the prices of industrial-related commodities. Oil, natural gas and coal prices are expected to remain elevated in response to global energy shortages, and to normalise in 2022. Over the longer term, as global supply-chain bottlenecks abate and manufacturing production increases, platinum group metals prices are expected to rise, while coal and oil prices are expected to decline in line with the global transition to renewable energy.

A broad index of developing country currencies strengthened by about 2 per cent against the US dollar by mid-2021, but these gains have since been eroded. The rand continued to recover to pre-pandemic levels during 2021, supported by higher commodity prices.

Conducting a macroeconomic policy review

In line with its mandate, the National Treasury is reviewing government's macroeconomic policy from the global financial crisis to the present.

The policy review will examine how key indicators, such as economic growth and employment, have evolved since 2008; assess government's fiscal, monetary and macroprudential policy choices; and propose appropriate reforms to policy targets and institutional frameworks. A draft review document, due at the end of March 2022, will form the basis for workshops, public discussions and additional research. A final review is expected to be published in 2023.

Domestic outlook

The National Treasury projects real economic growth of 5.1 per cent in 2021 and 1.8 per cent in 2022, compared with 2021 Budget estimates of 3.3 per cent and 2.2 per cent respectively. Real GDP growth is expected to moderate to 1.6 per cent in 2023 and 1.7 per cent in 2024. The 2021 projection reflects supportive global growth and export commodity prices, and the easing of COVID-19 lockdown restrictions.

Figure 2.5 Anticipated recovery in economic activity



2021 MTBPS
2021 Budget Review
Actual
GDP reaches pre-COVID-19 level
GDP index (December 2019 = 100)
105
100
95
90
85
80
Mar 2019
Jun 2019
Sep 2019
Dec 2019
Mar 2020
Jun 2020
Sep 2020
Dec 2020
Mar 2021
Jun 2021
Sep 2021
Dec 2021
Mar 2022
Jun 2022
Sep 2022
Dec 2022
Mar 2023
Jun 2023
Sep 2023
Dec 2023
Mar 2024
Jun 2024
Sep 2024
Dec 2024

Source: National Treasury calculations and Statistics South Africa

The recovery in economic activity from 2020 continued in the first half of 2021, when South Africa's GDP rose by 7.5 per cent compared with the first half of 2020. From June 2021, certain sectors – manufacturing, wholesale and retail, restaurants, hospitality, and recreation – were particularly hard hit by the combination of the third wave of COVID-19 infections, public violence and disruptions to Transnet as a result of fire and cyber-attacks. These factors suggest that GDP is likely to contract in the third quarter. Despite this, GDP is now expected to return to pre-pandemic levels late in 2022, earlier than projected in the 2021 Budget, because of stronger-than-expected GDP outcomes in the first half of 2021.

Table 2.2 outlines macroeconomic performance over the past three years and sets out medium-term projections.

Table 2.2 Macroeconomic performance and projections

Calendar year	2018	2019	2020	2021	2022	2023	2024
Percentage change		**Actual**		**Estimate**		**Forecast**	
Final household consumption	2.4	1.1	-6.5	5.7	2.0	1.9	1.9
Final government consumption	1.0	2.7	1.3	0.1	-1.4	-2.9	-0.1
Gross fixed-capital formation	-1.8	-2.4	-14.9	1.2	3.1	3.4	3.5
Gross domestic expenditure	1.6	1.2	-8.0	4.9	2.4	1.9	1.7
Exports	2.8	-3.4	-12.0	10.3	2.9	2.6	2.7
Imports	3.2	0.5	-17.4	9.5	5.3	4.0	2.6
Real GDP growth	**1.5**	**0.1**	**-6.4**	**5.1**	**1.8**	**1.6**	**1.7**
GDP inflation	4.0	4.5	5.3	5.4	1.3	3.2	4.4
GDP at current prices (R billion)	**5 358**	**5 605**	**5 521**	**6 112**	**6 304**	**6 607**	**7 018**
CPI inflation	4.6	4.1	3.3	4.5	4.2	4.3	4.5
Current account balance (% of GDP)	-3.0	-2.6	2.0	3.8	0.4	-1.5	-1.7

Source: National Treasury, Reserve Bank and Statistics South Africa

Household consumption



Following a coronavirus-induced decline in 2020, household consumption is expected to grow by 5.7 per cent in 2021. It is supported by improved earnings and growing credit extension, which is linked to low interest rates. Nonetheless, the value of household consumption remains 1.4 per cent below pre-pandemic levels, weighed down by lower spending on semi-durable goods such as clothing. The COVID-19 lockdowns disproportionately affected lower-income households. While 94 per cent of workers with graduate qualifications reported receiving their full salaries in the second quarter of 2021, only 86 per cent of workers with matric or less reported receiving the same. More than three-quarters of post-pandemic job losses have been in lower-earning positions. Furthermore, fewer than 8 per cent of employees in these positions were able to work from home during lockdown periods.

The easing of lockdown restrictions and the reinstatement of the *special COVID-19 social relief of distress grant* until March 2022 will support spending for lower-income households in particular through the rest of 2021. Over the medium term, persistently high unemployment will continue to weigh on the recovery. Renewed restrictions in response to additional waves of COVID-19 infections would pose a significant downside risk to household incomes and spending.

Investment



Gross fixed-capital formation has improved marginally in the current year, but remains well below pre-pandemic levels. In the second quarter of 2021, investment amounted to about 14 per cent of GDP (compared with the National Development Plan target of 30 per cent), following a 13-year decline since 2008. Private investment, the largest component of fixed-capital formation, has been slow to recover from the lows of 2020. This is a result of weak confidence and demand, and persistent structural constraints such as inadequate electricity supply. Government investment has continued to decline.

Figure 2.6 Investment by entity


105
100
95
90
85
80
75
70
Investment index
(December 2019 = 100)
General government
Public corporations
Private business enterprises
Total gross fixed-capital formation
Dec 2019
Mar 2020
Jun 2020
Sep 2020
Dec 2020
Mar 2021
Jun 2021

Source: Statistics South Africa and National Treasury

Government's recently announced 100 MW embedded electricity generation reform is expected to bolster confidence and private investment over the medium term (reflected in Scenario A). However, a clear and simple registration process is required to support investment.

Inflation



Inflation is projected to reach 4.5 per cent in 2021, reflecting upward pressure from non-core inflation – specifically food and energy prices – while core inflation remains subdued. Beyond 2021, inflation is expected to remain well contained within the target range, approaching 4.5 per cent in the outer years. Risks to the inflation outlook are primarily in the near term and assessed to the upside, mainly stemming from non-core inflation.

Employment

Although post-pandemic economic activity is showing signs of recovery, the formal labour market is not. Resurgent COVID-19 infections and resulting lockdown restrictions during the first half of 2021 disrupted the recovery in labour demand. The total number of employed people decreased for two consecutive quarters over the period. By June 2021, the total number of jobs – 14.9 million – remained 1.5 million below pre-pandemic levels. The official unemployment rate rose to 34.4 per cent, the highest recorded since publication of the Quarterly Labour Force Survey began in 2008.

During the second quarter of 2021, the number of private-sector jobs reached a post-2005 low. Public-sector employment gains appear to be driving a partial recovery in jobs, consisting largely of temporary work and training opportunities created through public employment programmes.



Official data and the National Income Dynamics Study – Coronavirus Rapid Mobile Survey show divergences in the employment recovery by age, education, gender and race – with black women in particular bearing the brunt of job losses. The fiscal relief package announced in response to COVID-19 and the presidential employment initiative have helped to offset

job losses. Sustainable reductions in unemployment will require the effective implementation of the economic recovery plan to crowd in investment and support job creation by the private sector.

Figure 2.7 Employment by sector


Index (December 2019 = 100)
105
100
95
90
85
Primary sector (excluding agriculture)
Secondary sector
Government
Tertiary sector (excluding government)
Dec 2016
Mar 2017
Jun 2017
Sep 2017
Dec 2017
Mar 2018
Jun 2018
Sep 2018
Dec 2018
Mar 2019
Jun 2019
Sep 2019
Dec 2019
Mar 2020
Jun 2020
Sep 2020
Dec 2020
Mar 2021
Jun 2021
Sep 2021

Source: Statistics South Africa and Reserve Bank

Balance of payments

South Africa's financial account deficit widened from 4.4 to 7.2 per cent of GDP between the first and second quarters of 2021 as portfolio and other investments registered net outflows. The financial account has been in deficit since the first quarter of 2020, offset by a strong surplus on the current account. In the first half of 2021, higher global commodity prices bolstered South Africa's terms of trade as the value of exports grew faster than that of imports. This led to the trade surplus reaching 10 per cent of GDP in the second quarter, pushing the current account surplus to 5.6 per cent of GDP. As commodity prices and global demand stabilise over the medium term, the terms of trade gains are expected to dissipate and import demand is expected to return. The current account is projected to return to a deficit in 2023, in line with a moderate recovery in domestic demand.

Macroeconomic assumptions

The forecast incorporates assumptions outlined in Table 2.3. Compared with the 2021 Budget forecast, the major changes are a higher export commodity price index for 2021 (although lower over the forecast period) and a lower sovereign risk premium. The latter is supported by favourable global conditions, and improved economic and revenue performance in the near term.

Table 2.3 Assumptions informing the macroeconomic forecast

	2019	2020	2021	2022	2023	2024
Percentage change	**Actual**		**Estimate**		**Forecast**	
Global demand[1]	**2.1**	**-3.6**	**5.5**	**4.8**	**4.0**	**4.0**
International commodity prices[2]						
Brent crude oil (US$ per barrel)	64.3	41.8	70.6	76.8	70.9	66.7
Gold (US$ per ounce)	1 392.2	1 769.5	1 791.5	1 767.8	1 781.0	1 811.0
Platinum (US$ per ounce)	863.6	883.3	1 091.1	995.3	1 003.8	1 012.5
Coal (US$ per ton)	71.3	65.2	133.6	144.5	111.9	105.0
Iron ore (US$ per ton)	93.6	108.1	160.6	107.8	101.2	97.5
Palladium (US$ per ounce)	1 539.0	2 192.7	2 417.7	2 022.3	2 031.3	2 040.1
Food inflation	**3.4**	**4.5**	**6.1**	**4.7**	**4.7**	**4.6**
Sovereign risk premium	**3.2**	**4.9**	**3.5**	**3.3**	**3.1**	**3.1**
Public corporation investment	**-19.5**	**-11.9**	**11.4**	**6.3**	**6.4**	**7.5**

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, October 2021)
2. Source: Bloomberg futures prices as at 15 October 2021
Source: National Treasury

Maintaining the National Treasury's macroeconomic models

The National Treasury uses a suite of globally recognised economic models to assess the state of the economy, evaluate the impact of policy choices, quantify potential economic risks and formulate macroeconomic projections. The models' results are used to inform policy development and produce the macroeconomic forecast, which underpins the fiscal framework published in the *Medium Term Budget Policy Statement* and the *Budget Review*.

In line with standard practice, the National Treasury recently updated its quarterly model. The September 2021 update incorporated the effects of Statistics South Africa's recent GDP rebasing and benchmarking exercise, which resulted in an upward revision in the size of the economy and changes to the weights of different components of GDP. National statistical agencies periodically conduct GDP rebasing and benchmarking to account for changes in the economy. South Africa's last such update was in 2014.

Risks to the domestic growth outlook

Risks to the outlook remain elevated, reflecting continued uncertainty in both the global and domestic economy.

Although sizeable fiscal support continues in developed economies, many developing economies have begun to reduce support as fiscal space narrows, which may slow their recovery.

Global inflation is elevated and its trajectory is highly uncertain. The IMF expects inflation to subside to pre-pandemic levels in 2022 as supply-demand mismatches ease and labour markets normalise. However, persistent inflation in the United States and other developed economies – stemming from a combination of pandemic-induced supply constraints and high energy prices – is likely to result in a hike in interest rates.

Mass vaccination against COVID-19 is hindered by supply constraints, lack of access and hesitancy. Although just over half of the population in developed countries is now fully vaccinated, progress in developing countries is significantly lower. This means that much of the world remains susceptible to continued health and economic shocks from the pandemic.

In South Africa, policy uncertainty and the slow implementation of structural reforms continue to weigh on business confidence and investment. Electricity supply constraints, in particular, could worsen in the short term and constrain the recovery.

A further deterioration in the public finances due to additional spending pressures and the materialisation of contingent liabilities could trigger further credit rating downgrades. These in turn would increase borrowing costs and crowd out public spending on service delivery and infrastructure.

Possible future waves of COVID-19 infections may result in further disruptions to economic activity.

Alternative scenarios

The National Treasury has generated two scenarios that provide insight into possible deviations from the growth forecast.

In **Scenario A**, a strong uptake of additional electricity-generating capacity from the higher licensing threshold is assumed during the forecast period. As projects come online, the energy constraint eases considerably, improving business sentiment, lowering the sovereign risk premium and reducing the overall cost of borrowing. This supports private-sector investment and consumption expenditure.

In **Scenario B**, supply-demand mismatches and persistent inflation prompt a more aggressive tightening of monetary policy by major economies in the near term. This leads to weaker global growth and commodity prices, with negative consequences for the domestic economy.

Figure 2.8 Deviation from the baseline GDP forecast


Scenario A
Scenario B
Percentage points
1.0
0.5
0.0
-0.5
-1.0
0.0
0.5
0.8
0.8
0.0
-0.3
-0.4
-0.5
2021
2022
2023
2024

Source: National Treasury calculations

Sector performance and outlook

Agriculture

Agriculture expanded by 8.3 per cent in the first half of 2021 compared with the same period in 2020 and is set to grow for a second consecutive year. Grain production estimates suggest strong performance for summer field crops; winter field crop output is expected to be marginally lower than 2020. Livestock farmers have rebuilt herds as veld recovered in parts of the country affected by drought. Agricultural exports have continued to perform well, with citrus exports showing record gains for the third year. Higher global prices for agricultural commodities are likely to moderate over the medium term.

Mining

Mining production increased by 25.2 per cent in the first half of 2021 compared with the same period in 2020. This recovery to pre-pandemic levels was supported by higher global prices and strong demand. Regulatory uncertainty, transport and logistical shortcomings, and power disruptions continue to affect the sector, while performance remains heavily dependent on the global environment and the commodity

cycle. Production growth is expected to moderate around current levels over the medium term.

Manufacturing

Manufacturing production grew by 17 per cent in the first six months of 2021 compared with the same period in 2020. Production has not recovered to pre-pandemic levels, although the Absa Purchasing Managers' Index remains above the neutral 50-point mark. Electricity disruptions, raw material shortages and rising input costs will continue to limit output in the short to medium term.

Electricity

The electricity, gas and water sector grew by 5.8 per cent in the first six months of the year compared with the same period in 2020. Generation capacity, however, remains constrained. A large number of unplanned outages, and explosions at the Medupi and Kendal power stations, reflect the deterioration in Eskom's plant performance. The risk of power cuts remains high. This is also evident in the downward trend of the energy availability factor (which measured 63 in 2021, compared with 65 in 2020). Raising the licensing threshold for embedded generation will support higher investment, reduce pressure on the grid and lower the risk of load-shedding from late 2022. However, inadequate electricity supply will remain a binding constraint on economic recovery in the near term.

Construction

Real gross value added in the construction sector fell 2.9 per cent in the first half of 2021 relative to the corresponding period in 2020, reaching levels last observed in September 2007. While investment has improved marginally, the change is insufficient for recovery in the sector. Construction has been severely affected by lockdown restrictions and confidence remains low. Employment in the first half of the year fell by 4.5 per cent compared with the same period in 2020.

Transport and communications

The transport, storage and communication sector grew by 4.2 per cent in the first half of the year relative to the first half of 2020. This recovery was supported by increased freight transportation, higher passenger traffic and, in communications, increased demand for digital services. Risks to growth include the return of protracted load-shedding and further lockdowns. In addition, the possible recall of temporary spectrum at the end of November will affect the communications sector.

Finance

The finance sector grew by 4.7 per cent in the first six months of 2021 relative to the first half of 2020. Strong monetary, fiscal and regulatory policy responses supported bank customers as well as the integrity of institutions. Despite the significant increase in claims paid as a result of the COVID-19 pandemic, the life and non-life insurance industries remain well capitalised and are able to support their policyholders and beneficiaries. Low interest rates have supported mortgage markets, benefiting first-time home owners. Because domestic banks increased their share of

government debt in 2020, further downgrades remain a systemic risk for the sector.

Green recovery and a just transition

South Africa – the largest greenhouse gas (GHG) emitter in Africa and the 12th largest globally – has committed to ambitious climate change targets. These include having GHG emissions peak in 2025 at 510 million tonnes and decline thereafter to a maximum of 420 million tonnes by 2030. These targets are in line with the National Development Plan and net zero emissions commitments by 2050. Reducing GHG emissions and adapting to climate change will involve a concerted national effort. Achieving a just transition, and promoting resilience to droughts, floods and extreme temperature change, requires the participation of all economic sectors.

Extensive work is under way within government to prepare the climate transition. In November 2021, government announced that developed countries will mobilise R131 billion in concessional and grant funding over the next three to five years to support South Africa's transition away from coal and develop new sectors such as electric vehicles and green hydrogen.

The National Treasury supports a green transition that can unlock economic growth, create jobs, and build a more resilient and inclusive economy. This requires managing the potential trade-offs associated with major economic restructuring, particularly for workers and vulnerable communities. The transition must be financed in a sustainable manner that does not unduly burden the fiscus. Eskom's Just Energy Transition plan is a first step in efforts to decarbonise the energy sector and is being reviewed. A well-designed transition will enable South Africa to access additional international climate finance for adaptation, and build on mitigation efforts through the Green Climate Fund, Climate Investment Funds and other sources.

To help meet its climate goals, government introduced a carbon tax in 2019. Announcements concerning the second phase of this tax, which begins in 2023, will be made in the 2022 Budget.

Conclusion

The medium-term economic outlook has improved somewhat since the February 2021 forecast, largely driven by supportive global conditions. However, momentum is slowing as a result of domestic and global factors – including continued structural constraints and the scarring impact of the pandemic on jobs and investment – that will adversely affect GDP growth. A durable recovery and growth in jobs require urgent implementation of reforms to improve competitiveness, and the ease and cost of doing business.

3

Fiscal policy

In brief

- Government remains committed to reducing the budget deficit and stabilising the debt-to-GDP ratio.
- Fiscal consolidation will reduce debt-service costs to below 22 per cent of main budget revenue by 2026/27.
- Revenue collections remain well below pre-pandemic expectations. Revenue from 2020/21 through 2022/23 is forecast to be R284.7 billion below the 2020 Budget projections. However, owing to faster economic growth, revenue collection has improved in the current year compared with the 2021 Budget forecast.
- The revenue windfall will partially support increased allocations for urgent social and economic priorities, increasing non-interest expenditure. Government will maintain such allocations should revenue performance improve over the medium term.
- The consolidated budget deficit will measure 7.8 per cent of GDP in 2021/22 and narrow to 4.9 per cent in 2024/25 – the first year since 2008/09 in which government expects revenue to exceed non-interest spending. Gross debt is expected to stabilise in 2025/26 at 78.1 per cent of GDP.
- The fiscal outlook is highly uncertain. Major risks include the durability of the economic recovery, the legal process associated with public-service compensation, and future wage negotiations. In the broader public sector, several state-owned companies and municipalities have insufficient funds to cover operational expenses.

Introduction

Over the medium-term expenditure framework (MTEF) period, debt-service payments are expected to average R334.5 billion a year – higher than projected spending on health, social development and peace and security. On average, 21 cents of every rand collected in revenue per year will pay for interest on public debt. Mounting debt-service costs are a clear signal that South Africa must stabilise its public finances to redirect spending in favour of social and economic development.

Medium-term fiscal policy is focused on consolidation: reducing the budget deficit and stabilising the debt-to-GDP ratio. Government will use part of the higher tax revenues associated with the recent commodity price surge to narrow the deficit, while increasing non-interest expenditure to support

economic growth, job creation and social protection, and cover the higher costs of the public-service wage agreement.

Government remains committed to supporting low-income households, particularly given the severe impact of the COVID-19 pandemic. The budget will set aside additional resources for social relief if the fiscal situation improves by February 2022. To avoid a widening of the budget deficit, changes to spending will be funded through improved revenue performance or through reprioritisation and reviewing existing programmes.

This stance is in line with the approach adopted in the 2020 special adjustments budget and the 2021 Budget, which remains broadly on track. Staying the course will enable government to bring fiscal consolidation to a close at the end of the forthcoming MTEF period, in 2024/25. The consolidated deficit will narrow from 7.8 per cent of GDP in 2021/22 to 4.9 per cent of GDP in 2024/25. Debt is expected to stabilise at 78.1 per cent of GDP by 2025/26. Over time, this consolidation will enable government to allocate revenue it currently pays to bondholders to areas such as health, education and economic development.

Over the past decade, a combination of declining economic growth and rapid debt accumulation has increased South Africa's sovereign risk premium. In effect, this means that buyers of government bonds are charging higher rates to compensate for the additional risk associated with investing in South Africa. This pushes up the cost of borrowing throughout the economy, making it difficult for businesses to invest in new projects and hire new workers. Given the failure of fiscal expansion to raise GDP growth between 2008/09 and 2018/19, and the increasing crowding-out effect of interest payments, government must contain expenditure growth to restore the health of public finances and reduce overall indebtedness. By improving South Africa's creditworthiness, fiscal consolidation will bolster investor confidence, lower the cost of doing business, and provide support to households and job-seekers.

Medium-term fiscal strategy

Evolution of the public finances

Government spends far more than it receives in revenue. This unsustainable fiscal position, which began to develop in the wake of the 2008 financial crisis, is illustrated in the four charts on the facing page.

GDP growth did not recover to pre-2008 levels following the crisis and South Africa fell behind other emerging market economies. Therefore, beginning with the 2013 Budget, government moved to contain unsustainable expenditure growth. Although fiscal policy succeeded in narrowing the gap between revenue and non-interest expenditure for several years (Figure 3.1), various shocks hampered the pace of fiscal consolidation. Meanwhile, lack of progress in the implementation of reforms outlined in the National Development Plan allowed structural drags on the economy, such as inadequate electricity supply, to persist. In addition, several policy decisions resulted in increased spending, among

them fee-free higher education, above-inflation public-service wage increases, and bailouts of state-owned companies.

The COVID-19 pandemic led to a historic economic contraction, an unprecedented widening of the budget deficit and a spike in debt stock. Overall, public debt has increased seven-fold, from R577 billion in 2007/08 to over R4 trillion in 2021/22. A larger debt stock means that interest payments absorb a growing share of national resources, averaging nearly 5 per cent of GDP over the next two years (Figure 3.3). Although public spending has risen, spending that supports long-term growth – such as capital investment in infrastructure – has shrunk as a proportion of the total (Figure 3.4).

Meanwhile, the baseline fiscal position has improved marginally since the 2021 *Budget Review*. Despite difficult reductions in government spending, a stronger-than-expected recovery in GDP has increased tax revenue. However, the factors driving these changes are largely temporary. There is significant uncertainty about the durability of the economic recovery, and certain domestic risks identified in the 2021 Budget have begun to materialise. These include the recent public-service wage agreement, which breached the budget ceiling for compensation of employees, and the continued financial deterioration of state-owned companies.

Figure 3.1 Main budget primary balance*


Main budget revenue
Main budget non-interest expenditure
Per cent of GDP

Figure 3.2 Gross debt-to-GDP outlook


2021 Budget
2021 MTBPS
Per cent of GDP

Figure 3.3 Main budget balance


Primary deficit
Interest payments
Per cent of GDP

Figure 3.4 Spending as a share of total


Compensation of employees
Goods and services
Other
Interest and rent on land
Households
Capital spending
Per cent

**Excludes Eskom financial support and transactions in financial assets and liabilities*
Source: National Treasury

Stabilising debt and supporting capital investment

Over the period ahead, government will continue to narrow the budget deficit, which is key to stabilising the debt-to-GDP ratio (Figure 3.2). This will be achieved mainly by controlling non-interest expenditure growth.

The fiscal framework contains growth in compensation spending while increasing capital expenditure. Infrastructure projects will be financed through the Infrastructure Fund, using public-private partnerships and other funding arrangements to improve planning and speed up delivery. The National Treasury completed its review of the public-private partnerships framework in May 2021, and policy changes based on the recommendations will be announced in the 2022 Budget. New spending pressures will be accommodated within existing baselines.

In 2021/22, gross tax revenue is expected to be R120.3 billion higher than projected in the 2021 Budget, with corresponding improvements of R69.8 billion and R59.5 billion expected in 2022/23 and 2023/24 respectively. This is still well below pre-pandemic revenue estimates (as shown in Figure 3.7), but it provides space for government to deal with immediate fiscal pressures while continuing to stabilise the public finances.

Medium-term loan redemptions amount to R423.4 billion, compared with R153.9 billion over the previous three years (Figure 3.5). These redemptions – paying back borrowed money – are the consequence of previous spending decisions. To support the borrowing programme, a portion of the higher revenue outcome will be used to narrow the budget deficit, with the balance used to support the fiscal framework. Compared with 2021 Budget projections, debt-service costs are expected to decline from 23.1 per cent to 22 per cent as a share of main budget revenue in 2025/26.

Figure 3.5 Debt redemptions


Domestic
Foreign
R billion
2009/10
2029/30

Figure 3.6 Debt-service costs estimates comparison


2021 Budget
2021 MTBPS
Per cent of GDP
2012/13
2029/30

Source: National Treasury

Update on the public-service wage bill

The 2021 wage agreement provides for a pensionable increase of 1.5 per cent, as provided for in the 2021 Budget. It includes a once-off non-pensionable cash gratuity of R1 000 after tax per person per month, which was not budgeted for. This gratuity is expected to cost government R20.5 billion in the current year, with a preliminary carry through of R20.5 billion in 2022/23 if no new agreement is reached. In 2021/22, the gratuity will be largely funded by additional revenue, and will require shifting funds from the Infrastructure Fund, with a provisional allocation of R20.5 billion for 2022/23 included in the fiscal framework.

Fiscal consolidation has halted the trend of above-inflation growth in the wage bill, with budgeted increases of 1.5 per cent growth in the baseline for 2021/22 and 2022/23. Should it be necessary to implement the final leg of the 2018 wage agreement retroactively, however, additional measures would be required. These could include revenue measures, increased borrowing and active steps to reduce the size of the public service.

In addition, government is developing a comprehensive public-sector remuneration strategy for the medium to long term. This will include public office bearers, state-owned companies, public entities and local government. The strategy will seek to better balance competing interests on the basis of fairness, equity and affordability. Additional details on compensation trends are provided in Annexure B.

Expenditure performance and outlook

In-year spending adjustments

Government's efforts to manage the COVID-19 pandemic and support vulnerable households and firms require increased spending in the current year. A net addition of R59.4 billion to main budget non-interest spending is proposed, consisting of R77.3 billion in spending increases, partially offset by projected underspending, drawdowns on the contingency reserve and provisional allocations announced in the 2021 Budget.

The 2021/22 fiscal framework includes R3 billion in the contingency reserve for additional vaccine purchases and R11 billion as a provisional allocation to SASRIA for risk coverage in the wake of the outbreak of public violence in July. Details of allocations are provided in the 2021 *Adjusted Estimates of National Expenditure*.

Table 3.1 Revisions to non-interest expenditure for 2021/22

	R million
Non-interest expenditure (2021 Budget Review)	**1 564 511**
Public violence and COVID-19 fiscal relief package allocations	**32 850**
Increases in other allocations since 2021 Budget	**41 048**
National and provincial departments allocations for wage bill adjustments	20 512
Denel	2 923
Further purchase of vaccines funded from contingency reserve	2 342
Presidential employment initiative phase 2 allocation	10 954
Other allocations in AENE[1]	4 317
Resources used to fund adjustments since 2021 Budget	**-17 942**
Drawdowns, suspensions and projected underspending[2]	-17 942
Other adjustments[3]	**3 402**
Revised non-interest expenditure (2021 MTBPS)	**1 623 869**
Change in non-interest expenditure from 2021 Budget	59 358

1. 2021 Adjusted Estimates of National Expenditure

2. Including suspensions, projected underspending and drawdown on the contingency reserve and of provisional allocations announced in 2021 Budget

3. Including increases of R2.3 billion in NRF payments and R1.1 billion for skills development levy

Source: National Treasury

In the Second Special Appropriation Bill of 2021, government announced a fiscal relief package, including R5 billion in tax relief and R32.9 billion in once-off spending measures (Table 3.2). Further adjustments to in-year spending include R20.5 billion for the 2021 wage agreement, R2.3 billion for COVID-19 vaccines and an equity injection of R2.9 billion in Denel. This is offset by a portion of the R120.3 billion revenue windfall.

The fiscal relief package includes:

- A reintroduction of the temporary R350 *special COVID-19 social relief of distress grant* until the end of 2021/22, with broadened eligibility to include caregivers who receive the *child support grant*.
- A provision of R3.9 billion for SASRIA – the state-owned insurer covering risks such as public disorder and riots – for balance sheet support to ensure that claims following the July public violence are settled.
- Support for small businesses affected by COVID-19 restrictions and the July public violence, amounting to R1.3 billion.
- Additional funding totalling R950 million allocated to the South African Police Service and the South African National Defence Force.
- An amount of R5 billion of estimated revenue foregone from expanding the employment tax incentive for four months from 1 August 2021.

In addition, an amount of R5.3 billion has been set aside by the Unemployment Insurance Fund to extend coverage of the temporary employer/employee relief scheme.

Table 3.2 Fiscal relief package, 2021/22

R million	2021/22
Fiscal response measures	**32 850**
Social grants additions[1]	26 700
SASRIA	3 900
Business support[2]	2 300
Reprioritisation from DTIC and DSBD	-1 000
South African National Defence Force	700
South African Police Service	250
Increase in spending ceiling	**32 850**
Revenue measures	**5 000**
Employment tax incentive	5 000
Total, financed through higher-than-expected revenue collection	**37 850**

1. Of which R500 million is for grants administration
2. Department of Trade, Industry and Competition (DTIC), Department of Small Business Development (DSBD)
Source: National Treasury

Medium-term expenditure outlook

Considering the improved tax revenue estimates, government proposes to maintain some support to the economy over the MTEF period, including through a small increase in non-interest spending compared with the 2021 Budget projections. Total main budget non-interest expenditure is projected to increase by R31.9 billion in 2022/23 and by R29.6 billion in 2023/24. Details of the spending allocations will be provided in the

2022 Budget. In the meantime, the following upward adjustments are included in the fiscal framework:

- An additional provisional allocation of R20.5 billion in 2022/23 for wage bill adjustments.
- Higher estimated spending by the National Skills Fund and sector education and training authorities of R1.4 billion in 2022/23 and R1.6 billion in 2023/24, reflecting the projected rise in skills development levy collections.

As a share of GDP, non-interest expenditure will moderate from 26.3 per cent in 2021/22 to 23.5 per cent by 2024/25. This includes a contingency reserve of R5 billion per year over the MTEF period. Debt-service costs will continue rising over the medium term given the persistent main budget deficit, weaker currency and higher interest rates. In line with government's consolidation stance, main budget non-interest expenditure is projected to grow in line with consumer price index inflation in 2024/25.

Expenditure ceiling

The main budget expenditure ceiling provides an upper limit within which departments prepare their budgets. It has anchored fiscal policy since the 2012 Budget. The *Budget Review* includes the baseline ceiling and the *Medium Term Budget Policy Statement* includes adjustments to the ceiling if necessary. Table 3.3 shows the ceiling and actual spending over recent years. Government aims to maintain spending levels within the ceiling. In the current year, expenditure is expected to breach the 2021 *Budget Review* ceiling of R1.51 trillion by R56 billion owing to the COVID-19 lockdowns and public violence, as well as wage bill adjustments.

Revenue improvements since the 2021 Budget allow for an increase in the spending ceiling over the MTEF period. The ceiling is raised by R30.5 billion in 2022/23 and R28.1 billion in 2023/24, compared with the 2021 Budget.

Table 3.3 Main budget expenditure ceiling[1]

R million	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
2019 MTBPS	1 307 235	1 404 675	1 493 029	1 591 287	1 673 601		
2020 Budget Review	1 307 119	1 409 244	1 457 703	1 538 590	1 605 098		
2020 MTBPS	1 307 112	1 418 408	1 502 867	1 479 709	1 516 052	1 529 585	
2021 Budget Review		1 418 399	1 504 656	1 514 934	1 521 721	1 530 664	
2021 MTBPS		**1 418 456**	**1 487 388**	**1 570 890**	**1 552 268**	**1 558 725**	**1 627 154**

1. The expenditure ceiling differs from main budget non-interest expenditure
The precise definition and calculation of the expenditure ceiling is contained in Annexure C
Source: National Treasury

Revenue performance and outlook

A surge in commodity prices has significantly improved the in-year revenue outlook, although its effect is likely to be temporary. Revenue collections remain well below pre-pandemic expectations, and in this sense the updated numbers flatter to deceive. Compared with the 2020 Budget projections, revenue is expected to be R284.7 billion lower than forecast until 2022/23.

Figure 3.7 Comparison of tax revenue projections


300
250
200
150
100
50
0
-50
-100
-150
Difference from 2019/20 estimate in 2020 Budget (R billion)
2020 Budget
2021 MTBPS
R176 bn
R27 bn
R82 bn
2020/21
2021/22
2022/23

Source: National Treasury and South African Revenue Service

The gross tax revenue estimate for 2021/22 has been revised up by R120.3 billion compared with the projection in the 2021 Budget. This improved outlook is due to better-than-expected collections in the final quarter of 2020/21, upward revisions to near-term economic growth projections and strong income tax collections, especially from corporates. After falling to 22.5 per cent last year, the tax-to-GDP ratio is expected to increase to 24.1 per cent in the current year. Strong and sustained economic growth, coupled with greater efficiency in revenue collection, is needed to raise the tax-to-GDP ratio over the medium term.

Table 3.4 Gross tax revenue

	2020/21			2021/22		
R billion	**Budget[1]**	**Outcome**	**Deviation**	**Budget[1]**	**Revised**	**Deviation**
Persons and individuals	482.1	487.0	4.9	516.0	542.1	26.1
Companies	188.8	202.1	13.3	213.1	288.6	75.5
Value-added tax	324.6	331.2	6.6	370.2	373.6	3.5
Dividends tax	23.0	24.8	1.9	26.2	29.9	3.8
Specific excise duties	24.7	32.3	7.6	43.7	42.3	-1.4
Fuel levy	75.2	75.5	0.3	83.1	89.2	6.1
Customs duties	45.2	47.3	2.1	53.1	54.7	1.6
Ad valorem excise duties	3.3	3.4	0.1	3.5	4.4	0.9
Other	45.3	46.1	0.8	56.1	60.4	4.3
Gross tax revenue	**1 212.2**	**1 249.7**	**37.5**	**1 365.1**	**1 485.4**	**120.3**

1. 2021 Budget figures
Source: National Treasury

Revenue performance in 2021/22

After falling by 7.8 per cent last year, tax revenues rose appreciably in the first six months of 2021/22. Corporate income taxes in particular have increased due to high commodity prices and a favourable ratio of export to import prices. Provisional corporate income tax collected in the first six months of 2021/22 was 44.1 per cent higher than the equivalent period in 2019/20, primarily driven by the mining and quarrying sector (Figure 3.8).

Other major tax categories have also grown above 2019/20 levels, except for specific excise and customs duties.

Figure 3.8 Total provisional corporate income tax, with breakdown by top three sectors*



2018/19
2019/20
2020/21
2021/22
R billion
100
90
80
70
60
50
40
30
20
10
0
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
50
40
30
20
10
0
Mining and quarrying
Finance
Manufacturing

**First six months of each fiscal year for sectoral comparison*
Source: National Treasury and South African Revenue Service

Key factors affecting in-year revenue collection include:

- A strong recovery in earnings, with both nominal and real average wages close to 2019 levels by the first quarter of 2021, supporting personal income tax collection.
- Higher export prices boosting profitability in the mining sector, and improved collections from manufacturing and finance.
- Resilient household consumption amid the economic recovery, buoyed by strong earnings, low borrowing costs and larger social transfers, which strengthened domestic value-added tax (VAT) collections.
- Improved import volumes in the first half of 2021, offset by trade disruptions, leading to lower import VAT and customs collections.

Estimated tax revenue for 2021/22 has been revised higher by R120.3 billion, of which corporate income tax accounts for R75.5 billion. Stronger personal income tax receipts are expected to bring in an additional R26.1 billion relative to the 2021 Budget projections.

Table 3.5 Revised revenue projections

R billion	2021/22	2022/23	2023/24	2024/25
2021 Budget	**1 365.1**	**1 457.7**	**1 548.5**	
Buoyancy	*1.44*	*1.15*	*1.07*	
Revised estimates	**1 485.4**	**1 527.4**	**1 608.0**	**1 715.3**
Buoyancy	*1.73*	*0.99*	*0.97*	*1.05*
Change since 2021 Budget	**120.3**	**69.8**	**59.5**	

Source: National Treasury

Medium-term revenue outlook



Tax revenues are expected to increase to R1.72 trillion, or 24.1 per cent of GDP, by 2024/25. The commodity price rally and resulting terms of trade benefits are expected to remain supportive for the rest of 2021/22, but export commodity prices are expected to decline, with an associated deterioration in the terms of trade in the outer years of the forecast.

Figure 3.9 Tax-to-GDP ratio


2020 MTBPS
2021 Budget
2021 MTBPS
Per cent of GDP
25
24
23
22
21
20
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30

Source: National Treasury and South African Revenue Service

Windfall commodity revenues are unlikely to provide significant additional revenues beyond 2021/22. Similarly, slow employment growth and lower employment levels limit personal income tax projections. Although revenue collection has been revised higher, the difference between 2021 Budget and current estimates declines over the MTEF forecast period. The outlook for several major tax bases has been revised lower relative to the 2021 Budget.

Further improvement in the gross tax-to-GDP ratio depends on a durable economic recovery that addresses structural imbalances in the economy. Additional information, including changes in tax buoyancies, appears in Table C.6 of Annexure C.

Table 3.6 Medium-term revenue framework

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion		**Outcome**		**Revised**		**Medium-term estimates**	
Gross tax revenue	**1 287.7**	**1 355.8**	**1 249.7**	**1 485.4**	**1 527.4**	**1 608.0**	**1 715.3**
Gross tax revenue growth	5.9%	5.3%	-7.8%	18.9%	2.8%	5.3%	6.7%
Nominal GDP growth	5.5%	5.0%	-2.1%	10.9%	2.9%	5.5%	6.3%
Buoyancy	*1.07*	*1.07*	*3.69*	*1.73*	*0.99*	*0.97*	*1.05*
Non-tax revenue	23.9	27.6	26.3	39.1	32.2	31.5	33.0
Southern African Customs Union[1]	-48.3	-50.3	-63.4	-46.0	-43.7	-64.6	-63.4
National Revenue Fund receipts[2]	12.0	12.8	25.8	4.6	1.6	6.4	4.5
Main budget revenue	**1 275.3**	**1 345.9**	**1 238.4**	**1 483.2**	**1 517.5**	**1 581.3**	**1 689.4**

1. Amount made up of payments and other adjustments
2. Mainly revaluation profits on foreign-currency transactions and premiums on loan transactions
Source: National Treasury

The Southern African Customs Union (SACU) common revenue pool forms part of the National Revenue Fund and main budget calculations. Payments to SACU partners have been revised up sharply over the next two years compared with 2021 Budget estimates. Details appear in Annexure C.

Non-tax revenue estimates for the next two years are higher than the 2021 Budget estimates by an average of R2.4 billion.

Main budget framework

The main budget framework summarises spending financed from the National Revenue Fund. Main budget revenue is expected to increase in the current year to 24 per cent of GDP due to a slightly stronger economic outlook and better-than expected revenue collection.

Table 3.7 Main budget framework

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion/percentage of GDP		**Outcome**		**Revised**		**Medium-term estimates**	
Main budget revenue	**1 275.3**	**1 345.9**	**1 238.4**	**1 483.2**	**1 517.5**	**1 581.3**	**1 689.4**
	23.5%	*23.7%*	*22.2%*	*24.0%*	*23.9%*	*23.6%*	*23.7%*
Main budget expenditure	**1 506.6**	**1 691.0**	**1 789.0**	**1 893.1**	**1 897.9**	**1 936.7**	**2 039.1**
	27.8%	*29.7%*	*32.1%*	*30.7%*	*29.9%*	*28.9%*	*28.6%*
Non-interest expenditure	1 324.8	1 486.2	1 556.4	1 623.9	1 594.8	1 602.1	1 673.3
	24.4%	*26.1%*	*28.0%*	*26.3%*	*25.1%*	*23.9%*	*23.5%*
Debt-service costs	181.8	204.8	232.6	269.2	303.1	334.6	365.8
	3.4%	*3.6%*	*4.2%*	*4.4%*	*4.8%*	*5.0%*	*5.1%*
Main budget balance	**-231.3**	**-345.1**	**-550.6**	**-409.9**	**-380.4**	**-355.4**	**-349.7**
	-4.3%	*-6.1%*	*-9.9%*	*-6.6%*	*-6.0%*	*-5.3%*	*-4.9%*
Primary balance	**-49.5**	**-140.3**	**-318.0**	**-140.7**	**-77.2**	**-20.8**	**16.1**
	-0.9%	*-2.5%*	*-5.7%*	*-2.3%*	*-1.2%*	*-0.3%*	*0.2%*

Source: National Treasury

Revenue is projected to average 23.7 per cent of GDP over the medium term. Main budget expenditure reaches 30.7 per cent of GDP in 2021/22, moderating to 28.6 per cent of GDP by 2024/25. This largely reflects fiscal consolidation measures, although debt-service costs will continue to rise over the MTEF period. The main budget deficit is expected to moderate from 6.6 per cent of GDP in the current year to 4.9 per cent of GDP by 2024/25.

A primary budget surplus is projected from 2024/25, and debt is expected to stabilise in the following year. Compared with the 2021 *Budget Review* estimates, both metrics have improved. Changes to the main budget framework since February 2021 are presented in Annexure C.

Consolidated budget framework

The consolidated budget includes the main budget and spending financed from revenues raised by provinces, social security funds and public entities. The consolidated budget deficit is projected to narrow from 7.8 per cent of GDP in 2021/22 to 4.9 per cent of GDP in 2024/25. Public entities, social security funds and provinces are projected to have a combined cash surplus over the medium term, partially offsetting the main budget deficit.

Table 3.8 Consolidated budget balance

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion		**Outcome**		**Revised**	**Medium-term estimates**		
Main budget	-231.3	-345.1	-550.6	-409.9	-380.4	-355.4	-349.7
Social security funds	8.8	5.3	-49.2	-73.2	-8.9	-0.2	1.8
Public entities	26.2	44.1	39.9	2.8	3.6	3.5	0.6
Provinces	1.0	5.1	2.8	1.2	6.4	-1.4	-1.5
RDP Fund	-0.2	-0.6	-0.5	-0.6	-0.2	-0.1	-0.0
Consolidated budget balance	**-195.6**	**-291.2**	**-557.7**	**-479.7**	**-379.3**	**-353.6**	**-348.9**
Percentage of GDP	*-3.6%*	*-5.1%*	*-10.0%*	*-7.8%*	*-6.0%*	*-5.3%*	*-4.9%*

Source: National Treasury

Financing and debt management strategy

Over the past 18 months, global borrowing conditions have become less favourable, even as South Africa's borrowing requirement has grown. Government continues to manage public debt prudently to meet the borrowing requirement in a sustainable and efficient manner. Over the next several years, large debt redemptions associated with previous spending decisions will need to be repaid or rolled over. Government will continue to exchange shorter-dated for longer-dated bonds as conditions permit. Setting aside a portion of unanticipated revenue improvements will mitigate these pressures by reducing the gross borrowing requirement, and ultimately, the stock of debt and debt-service costs.

The impact of the global pandemic in 2020 resulted in a sharp increase in government's gross borrowing requirement. To reduce the impact on the stock of debt and debt-service costs, government used a portion of its sterilisation deposits with the Reserve Bank. The current fiscal framework allows government to revert to using these deposits as a bridging finance tool. Given high levels of uncertainty in the global outlook and volatility in capital flows, sterilisation deposits provide an important buffer against abrupt market changes that could put debt funding under severe pressure.

Government's gross borrowing requirement – the sum of the budget deficit and maturing loans – has been revised lower for 2021/22, from R547.9 billion at the time of the 2021 Budget to R475.1 billion. Over the medium term, the gross borrowing requirement will average R503 billion, compared with R550.5 billion at the time of the 2021 Budget.

Relative to the 2021 Budget, which projected a net increase of R9 billion, no new short-term borrowing is now expected for 2021/22. Short-term borrowing will average R53 billion over the next three years. Long-term borrowing in the domestic bond market will decline from R380 billion to R285.3 billion in 2021/22, averaging R374.7 billion over the medium term.

Table 3.9 National government gross borrowing requirement and financing

R billion	2020/21 Outcome	2021/22 Revised	2022/23	2023/24 Medium-term estimates	2024/25
Gross borrowing					
Main budget balance	**-550.6**	**-409.9**	**-380.4**	**-355.4**	**-349.7**
Redemptions	**-67.6**	**-65.2**	**-113.0**	**-154.7**	**-155.8**
Domestic long-term loans	-53.2	-61.3	-97.3	-113.1	-120.4
Foreign loans	-14.4	-3.9	-15.7	-41.6	-35.5
Total	**-618.3**	**-475.1**	**-493.3**	**-510.0**	**-505.5**
Financing					
Domestic short-term loans (net)	95.3	–	54.0	53.0	52.0
Domestic long-term loans	523.4	285.3	381.8	373.0	369.4
Foreign loans	91.9	77.6	47.0	64.7	66.2
Change in cash and other balances	-92.4	112.2	10.5	19.3	17.9
Total	**618.3**	**475.1**	**493.3**	**510.0**	**505.5**

Source: National Treasury

Borrowing costs remain higher than pre-pandemic levels. To limit the additional cost of borrowing, 77 per cent of the total long-term fixed-rate bond issuance is concentrated in the three- to 16-year maturity area.

Table 3.10 Total national government debt

End of period R billion	2020/21 Outcome	2021/22 Revised	2022/23	2023/24 Medium-term estimates	2024/25
Domestic loans[1]	**3 543.3**	**3 843.9**	**4 220.5**	**4 580.2**	**4 929.3**
Short-term	456.0	456.0	510.0	563.0	615.0
Long-term	3 087.3	3 387.8	3 710.5	4 017.1	4 314.2
Fixed-rate	*2 300.0*	*2 553.1*	*2 765.8*	*3 065.7*	*3 363.3*
Inflation-linked	*787.3*	*834.7*	*944.6*	*951.4*	*951.0*
Foreign loans[1]	**392.4**	**470.1**	**524.1**	**564.3**	**608.4**
Gross loan debt	**3 935.7**	**4 313.9**	**4 744.7**	**5 144.4**	**5 537.6**
Less: National Revenue Fund bank balances	-333.9	-224.9	-225.0	-209.2	-194.9
Net loan debt[2]	**3 601.8**	**4 089.0**	**4 519.6**	**4 935.2**	**5 342.7**
As percentage of GDP:					
Gross loan debt	*70.7%*	*69.9%*	*74.7%*	*76.8%*	*77.8%*
Net loan debt	*64.7%*	*66.2%*	*71.2%*	*73.7%*	*75.0%*

1. Estimates include revaluations based on National Treasury's projections of inflation and exchange rates
2. Net loan debt is gross loan debt minus the bank balances of the National Revenue Fund
Source: National Treasury



In 2021/22, government will raise US$5.3 billion to meet its foreign currency commitments by raising funds in global capital markets and sourcing lower-cost funding from international financing institutions. To date, government has raised an additional US$1 billion economic recovery loan from the New Development Bank. In addition, South Africa received about US$4.2 billion in August 2021 from the International Monetary Fund in terms of the general Special Drawing Rights allocation to member countries. These funds are deposited in the Special Drawing Rights holdings account with the Reserve Bank and can be used to meet government's foreign currency commitments in line with liquidity requirements.

Gross loan debt is expected to increase from R4.31 trillion, or 69.9 per cent of GDP, in 2021/22 to R5.54 trillion, or 77.8 per cent of GDP, in 2024/25. The key drivers of this increase remain the budget balance and fluctuations in the interest, inflation and exchange rates.

Compared with the 2021 Budget estimate, debt-service costs will decrease by R0.5 billion to R269.2 billion in 2021/22. These costs will reach R365.8 billion, or 5.1 per cent of GDP, by 2024/25. As a share of main budget expenditure, debt-service costs will increase from 14.2 per cent in 2021/22 to 17.9 per cent in 2024/25.

Risks to the fiscal outlook

Government remains committed to a measured fiscal consolidation that supports economic recovery. However, there are significant risks to the medium-term fiscal framework:

- A slowdown in economic growth, a reversal of the commodity cycle or tightening of global financial conditions would negatively affect government revenues.
- The evolution of COVID-19 and slow progress in vaccine rollout reinforces uncertainty and poses risks to economic recovery.
- Slow implementation of structural reforms continues to weigh on business confidence and private investment. Electricity supply constraints, which could worsen over the short term, are a drag on economic growth. In contrast, progress on energy reforms poses upside risks to fixed investment and the overall economic outlook.
- A further deterioration in the public finances due to various spending pressures and the materialisation of contingent liabilities could trigger further credit rating downgrades.
- Pressures on the government wage bill ceiling could undermine fiscal consolidation measures.

The fiscal framework does not include any additional support to state-owned companies, but the poor financial condition and operational performance of several of these companies remains a large contingent risk. A number of entities may request further bailouts.

Government is strictly enforcing minimum criteria before guaranteeing the debt of state-owned companies, as outlined in the 2021 Budget, which has led to a decline in guarantee requests. Nonetheless, the broader context of financial distress, weak governance and unsustainable operations in many of these companies remains unaddressed.

Annexure A contains the fiscal risk statement, which examines medium- to longer-term risks to government's forecasts and the public finances.

Conclusion

Government's proposed fiscal stance is in line with the approach adopted in the 2020 special adjustments budget and the 2021 Budget. Efforts to narrow the budget deficit and stabilise debt remain broadly on track. Staying the course will enable government to bring fiscal consolidation to a close more quickly than anticipated, in 2024/25.

4

Expenditure priorities

In brief

- Consolidated government spending is expected to increase from R2.13 trillion in 2021/22 to R2.24 trillion in 2024/25, at an average annual growth rate of 1.7 per cent.
- Main budget non-interest spending is increased by a net R59.4 billion in 2021/22. Total in-year upward adjustments to spending amount to R77.3 billion, mainly to reinstate the *special COVID-19 social relief of distress grant* until March 2022, and for costs associated with the implementation of the 2021 public-service wage agreement and the outbreak of public violence in July 2021.
- These additions are partially offset by projected underspending, drawdowns on the contingency reserve and provisional allocations announced in the 2021 Budget.
- A total of R11 billion provisionally set aside in the 2021 Budget is allocated for phase 2 of the presidential employment initiative until the end of March 2022.
- No spending reductions are proposed in the 2021 *Medium Term Budget Policy Statement* (MTBPS). This is largely due to improved revenue, which will help lower the fiscal pressure posed by increasing debt levels over the medium term.
- Over the medium-term expenditure framework (MTEF) period, allocations to provinces increase by R15.7 billion and allocations to local government increase by R1 billion relative to the indicative allocations in the 2021 Budget.

Introduction

Government continues to devote considerable resources to core functions and social priorities, despite slower spending growth in recent years in line with fiscal consolidation. The social wage accounts for nearly 60 per cent of consolidated non-interest spending over the MTEF period (Table 4.1). Healthcare, education and social protection make up the bulk of this amount. Debt-service costs, estimated at R1 trillion over the same period, exceed all individual consolidated spending items by function (except for learning and culture), indicating the effect of South Africa's rising debt stock on basic services.

To maximise the value of spending, government needs to contain costs, exercise prudent and compliant financial management, and eradicate wasteful treatment of public funds and resources.

Over the medium term, the National Treasury will continue working with departments to assess the efficiency, effectiveness and performance of selected programmes. General findings from spending reviews conducted in 2020/21 suggest the need to:

- Improve design to ensure the development of policies that are affordable in the current context, and avoid overlapping mandates.
- Review procurement processes to eradicate corruption and ensure delivery of cost-effective solutions.
- Contain compensation spending through a combination of headcount and remuneration measures.

Compensation of employees remains a major cost pressure. Although additional funding has been allocated to departments to meet the cost implications of the 2021 public-service wage agreement, it remains critical for departments to adhere to compensation ceilings and manage headcounts proactively if government is to improve its fiscal position.

Table 4.1 Social wage

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion		Outcome		Revised	Medium-term estimates		
Community development	**148.8**	**152.9**	**161.3**	**171.0**	**186.8**	**193.7**	**203.9**
Housing development	29.0	28.8	23.7	27.3	28.2	29.5	30.8
Transport	25.3	26.3	25.9	34.4	37.9	40.7	44.1
Water services	5.5	4.4	4.0	4.5	5.7	7.0	7.2
Local government[1]	88.9	93.4	107.8	104.8	115.0	116.6	121.8
Employment programmes	**19.6**	**21.6**	**19.4**	**23.3**	**24.2**	**24.3**	**25.4**
Health	**190.3**	**205.8**	**222.7**	**228.2**	**224.1**	**221.9**	**231.8**
Basic education	**223.9**	**239.3**	**247.6**	**257.6**	**254.2**	**253.9**	**265.3**
Fee-free higher education and training	**35.7**	**44.4**	**44.7**	**56.8**	**52.0**	**52.1**	**54.6**
Social protection	**187.0**	**217.0**	**247.1**	**252.7**	**234.0**	**236.5**	**247.1**
of which: Social grants	*162.7*	*190.3*	*218.9*	*221.7*	*204.3*	*206.1*	*215.3*
Social security funds	**55.0**	**60.1**	**107.1**	**130.0**	**68.2**	**67.3**	**68.8**
Social wage	**860.3**	**941.1**	**1 049.9**	**1 119.6**	**1 043.5**	**1 049.7**	**1 096.9**
Percentage of non-interest spending	*58.9%*	*58.3%*	*60.4%*	*60.2%*	*59.4%*	*59.5%*	*59.5%*

1. Includes local equitable share

Source: National Treasury

Revisions to medium-term expenditure priorities

Departments have reprioritised funds within their available budgets to address spending priorities. These include funds to enhance the governance of state-owned companies; implement the first pilot phase of the Integrated Financial Management System; and strengthen the capacity of the Investigative Directorate to pursue cases of serious and complex corruption flowing from the Commission of Inquiry into State Capture.

The framework for the implementation of zero-based budgeting was completed in May 2021, and the Department of Public Enterprises and the National Treasury will pilot this approach, which is informed by the ongoing process of spending reviews. The Department of Public Enterprises review focuses on spending efficiency in regard to consultants, travel and

subsistence, and operating leases. The National Treasury review focuses on spending efficiency on consultants, the cost of monitoring and reporting in its support functions through the administration programme, and the funding of multilateral banks and the common monetary area. Key findings from both reviews will be included in the 2022 *Budget Review*.

In-year spending adjustments

Total upward adjustments to spending in 2021/22 amount to R77.3 billion. These adjustments include:

- R32.9 billion through the Second Special Appropriation Bill.
- R20.5 billion for implementation of the 2021 public-service wage agreement in national and provincial departments.
- R2.8 billion for rollovers.
- R1.1 billion for self-financing from the revenue-generating activities of departments to be retained by them to continue these activities.

Total declared unspent funds amount to R2 billion, mainly from the *public transport network grant* due to delays in implementing the MyCiTi Phase 2A extension project in the City of Cape Town. In addition, total adjustments include the allocation of R11 billion that was provisionally set aside in the 2021 Budget for phase 2 of the presidential employment initiative. This will support the creation of more than 440 000 short-term jobs until March 2022, as shown in Table 4.2, and other interventions expected to catalyse growth and job creation. The allocation for livelihood support covers income support for self-employed people in areas such as subsistence farming and micro-enterprises.

Spending additions were partially offset by projected underspending, drawdowns on the contingency reserve and provisional allocations from the 2021 Budget totalling R17.9 billion. As a result of the in-year adjustments, total non-interest spending will increase by R59.4 billion, from R1.56 trillion projected in the 2021 Budget to R1.62 trillion in 2021/22.

Details on in-year spending adjustments for national departments are set out in the 2021 *Adjusted Estimates of National Expenditure* published alongside this MTBPS. Changes to conditional grants are included in the 2021 Division of Revenue Amendment Bill and revised provincial appropriations will be tabled in provincial legislatures by December 2021.

Table 4.2 Employment programmes

Department	Programme description	Budget (R thousand)	Short-term jobs
Basic Education	Basic education employment initiatives	6 000 000	287 000
National Treasury	Innovation in post-exposure prophylaxis for metros	841 000	35 000
Trade, Industry and Competition	Social employment fund	800 000	50 000
Women, Youth and Persons with Disabilities	Presidential youth employment intervention/National youth service	400 000	35 000
Cooperative Governance	Municipal Infrastructure Support Agent: Waste separation and treatment solutions	284 000	11 818
Forestry, Fisheries and the Environment	Environmental programmes	318 000	8 150
Higher Education and Training	Presidential youth employment intervention/National skills fund pay for performance model for digital skills	100 000	4 500
	University graduate assistance	90 000	3 000
Social Development	Social workers and National Development Agency programme	150 000	3 880
Health	Staff and assistant nurses, port health screening	365 000	2 568
Tourism	Support to 40 provincial tourism attractions and tourism monitors	108 000	1 064
Science and Innovation	Enviro-champs, water graduates and other	67 000	1 650
Sport, Arts and Culture	District Six, Hip Hop and Phanzi museums	15 000	914
Employment and Labour	Employment counselling at labour centres	20 000	250
Total		**9 558 000**	**444 794**

Source: National Treasury and The Presidency

Table 4.3 Livelihood support programmes

Department	Programme description	Budget (R thousand)	Livelihoods
Agriculture, Land Reform and Rural Development	Support to subsistence farmers	750 000	67 378
Social Development	Early childhood development employment initiative	178 000	42 718
Women, Youth and Persons with Disabilities	Presidential youth employment intervention/Youth enterprise support fund	30 000	2 000
Total		**958 000**	**112 096**

Source: National Treasury and The Presidency

Spending priorities by function group

Spending in the community development function, which mainly provides basic services to households, grows at the fastest rate over the 2022 MTEF period, averaging 5.5 per cent per year. Over the same period, social development spending will contract by an average of 5.9 per cent given that the *special COVID-19 social relief of distress grant* is due to conclude on 31 March 2022. Debt-service costs grow by 10.8 per cent over the medium term.

Table 4.4 Consolidated expenditure by function[1]

R billion	2020/21 Outcome	2021/22 Revised	2022/23	2023/24	2024/25	Average annual growth 2021/22 – 2024/25
			Medium-term estimates			
Learning and culture	**384.4**	**417.8**	**414.3**	**415.6**	**434.8**	**1.3%**
Basic education	268.8	281.8	279.6	279.0	291.7	1.2%
Post-school education and training	106.6	124.7	123.4	125.3	131.5	1.8%
Arts, culture, sport and recreation	9.0	11.2	11.3	11.3	11.7	1.2%
Health	**248.2**	**259.0**	**247.8**	**243.6**	**254.7**	**-0.6%**
Peace and security	**212.4**	**219.3**	**218.2**	**213.3**	**222.8**	**0.5%**
Defence and state security	54.0	49.4	48.9	48.1	50.3	0.6%
Police services	103.4	109.4	109.2	106.2	111.0	0.5%
Law courts and prisons	46.9	49.2	50.4	49.6	51.9	1.8%
Home affairs	8.1	11.3	9.6	9.4	9.7	-5.1%
Community development	**203.3**	**218.0**	**235.9**	**243.5**	**256.2**	**5.5%**
Economic development	**170.2**	**206.3**	**217.8**	**227.6**	**241.8**	**5.4%**
Industrialisation and exports	31.9	39.5	37.6	37.9	39.7	0.2%
Agriculture and rural development	24.4	28.5	28.3	28.2	29.4	1.1%
Job creation and labour affairs	19.4	23.3	24.2	24.3	25.4	3.0%
Economic regulation and infrastructure	79.6	97.7	110.1	119.5	129.0	9.7%
Innovation, science and technology	15.0	17.4	17.7	17.7	18.2	1.6%
General public services	**64.1**	**70.8**	**68.9**	**68.8**	**71.0**	**0.1%**
Executive and legislative organs	15.2	15.3	15.3	15.4	16.1	1.7%
Public administration and fiscal affairs	41.6	46.8	45.3	45.1	46.0	-0.5%
External affairs	7.2	8.7	8.3	8.3	8.9	0.8%
Social development	**365.7**	**399.6**	**321.5**	**320.4**	**333.2**	**-5.9%**
Social protection	251.0	256.8	238.1	240.5	251.3	-0.7%
Social security funds	114.7	142.8	83.3	79.9	81.9	-16.9%
Payments for financial assets	**90.9**	**68.4**	**27.5**	**25.1**	**25.2**	**–**
Allocated by function	**1 739.2**	**1 859.3**	**1 751.8**	**1 758.0**	**1 839.7**	**-0.4%**
Debt-service costs	232.6	269.2	303.1	334.6	365.8	10.8%
Unallocated reserve	–	–	15.1	28.8	29.3	–
Contingency reserve[2]	–	–	5.0	5.0	5.0	–
Consolidated expenditure	**1 971.8**	**2 128.5**	**2 075.0**	**2 126.3**	**2 239.8**	**1.7%**

1. Consisting of national and provincial departments, social security funds and public entities
2. Allocated to 2021/22 spending
Source: National Treasury

Without further reductions to spending, departments will aim to reprioritise their budgets to provide for longstanding policy priorities. Details of key reprioritisation are outlined in the function sections below.

The 2021 Budget proposed large reductions in employee compensation to ensure fiscal sustainability. Over the medium term, government institutions will continue to manage headcounts and compensation to remain within available budgets, taking into account the cost implications noted in Chapter 3. As discussed in Annexure B, public-service compensation has risen faster than GDP growth between 2007/08 and 2020/21, with the exception of 2013/14. This means that the scope to hire more workers is reduced as higher salaries consume more of the budget. In this regard, government needs to do more to address the trade-off between average remuneration and increased staffing to deliver services. This is particularly important in functions where compensation accounts

for large proportions of total budgets, such as learning and culture, health, and peace and security.

Table 4.5 Consolidated expenditure by economic classification[1]

R billion	2020/21 Outcome	2021/22 Revised	2022/23	2023/24	2024/25	Average annual growth 2021/22 – 2024/25
			Medium-term estimates			
Current payments	**1 121.5**	**1 234.1**	**1 258.5**	**1 281.2**	**1 354.6**	**3.2%**
Compensation of employees	635.4	665.7	665.2	656.0	685.1	1.0%
Goods and services	246.0	290.3	281.4	281.6	294.2	0.4%
Interest and rent on land	240.1	278.1	311.9	343.6	375.3	10.5%
of which: debt-service costs	*232.6*	*269.2*	*303.1*	*334.6*	*365.8*	*10.8%*
Transfers and subsidies	**694.3**	**736.4**	**669.5**	**681.1**	**712.9**	**-1.1%**
Provinces and municipalities	149.1	147.6	159.5	161.5	167.8	4.4%
Departmental agencies and accounts	29.8	25.0	24.0	24.8	24.5	-0.6%
Higher education institutions	46.9	47.2	51.1	51.4	53.5	4.3%
Foreign governments and international organisations	2.4	3.5	3.0	3.0	3.4	-1.4%
Public corporations and private enterprises	30.1	38.7	41.2	45.4	51.8	10.3%
Non-profit institutions	45.4	41.3	42.1	42.7	45.2	3.1%
Households	390.7	433.1	348.7	352.3	366.6	-5.4%
Payments for capital assets	**65.0**	**89.7**	**99.4**	**105.1**	**112.9**	**8.0%**
Buildings and other capital assets	47.2	65.3	75.9	80.0	84.9	9.1%
Machinery and equipment	17.9	24.3	23.5	25.1	28.0	4.8%
Payments for financial assets	**90.9**	**68.4**	**27.5**	**25.1**	**25.2**	**–**
Total	**1 971.8**	**2 128.5**	**2 055.0**	**2 092.5**	**2 205.6**	**1.2%**
Unallocated reserve	–	–	15.1	28.8	29.3	
Contingency reserve[2]	–	–	5.0	5.0	5.0	–
Consolidated expenditure	**1 971.8**	**2 128.5**	**2 075.0**	**2 126.3**	**2 239.8**	**1.7%**

1. Consisting of national and provincial departments, social security funds and public entities
2. Allocated to 2021/22 spending
Source: National Treasury

Learning and culture

In the basic education sector, compensation absorbs an average of 80 per cent of provincial education budgets. Provinces have reduced compensation budgets and chosen not to fill all vacant posts, resulting in an increase in class sizes. More policy decisions are needed to bring compensation spending in line with available resources. Nonetheless, the lower number of teachers combined with lost learning days due to the COVID-19 pandemic will have negative effects on educational outcomes.

The pandemic and associated restrictions in economic activity interrupted school construction, rehabilitation and maintenance, which delayed the achievement of all schools meeting basic school infrastructure norms and standards. Schools also undertook rotational schedules to adhere to COVID-19 protocols, which hampered the daily rollout of meals to learners through the *national school nutrition programme grant*.

In the post-school education and training sector, growth in subsidies and grants has slowed for universities, technical and vocational education and training colleges, and the National Student Financial Aid Scheme. A

ministerial task team is conceptualising a new student financial funding model for the higher education and training system. The team will table a report in Cabinet in November 2021.

The operating model for the rollout of community libraries will be reviewed over the medium term to ensure that construction of new libraries is matched with their full operating and maintenance costs, and with a greater focus on providing information and communications technology.

Health



The health function remains severely affected by the pandemic. There have been three large waves of COVID-19 infection to date. As of 21 October 2021, there had been 2.9 million confirmed cases of COVID-19, 88 835 confirmed deaths and 433 606 admissions to hospitals. This has put considerable pressure on provincial health departments. Although the volume of other services such as primary healthcare visits and overall hospital admissions has declined during the pandemic, service backlogs may have accumulated as a result. After several delays, the vaccination rollout started accelerating in June 2021. As at 23 October 2021, 21 million doses had been administered to 14.7 million individuals and 37 per cent of adults had received at least one dose.

Absorbing the budget reductions implemented in the 2021 Budget remains a challenge in the health sector. Nonetheless, discussions are under way on how to respond to future waves of infection and continue the vaccination programme in 2022/23, including for younger groups and with booster doses if necessary. The sector needs to continue to improve efficiency to sustain service delivery and alleviate backlogs in a constrained budgetary environment. Spending pressures associated with absorbing the large cohorts of medical graduates needing internships and community service posts are being considered. Infrastructure allocations will be delayed and allocated in future in line with revised cash flow projections.

Social development



This function includes programmes aimed at income protection and social welfare, and for women, youth and persons with disabilities. Three main priorities are being considered for the 2022 MTEF period: addressing shortfalls in social grants, introducing the *extended child support grant* for children who have lost both parents (double orphans), and researching possible new social support options once the *special COVID-19 social relief of distress grant* ends in March 2022. However, given that all three have significant financial implications, a final decision must still be made on what is affordable given the current fiscal context.



To continue mitigating food insecurity and poverty in 2021/22, an additional R26.7 billion is allocated to the Department of Social Development to reinstate and administer the *special COVID-19 social relief of distress grant* for eight months from August 2021 to March 2022, and enable coverage of eligible *child support grant* caregivers. In total, social grant-based relief of distress will amount to R28.3 billion in 2021/22. During the year, more than 9.5 million recipients will receive this short-term income protection. Excluding the *special COVID-19 social relief of distress grant*, 18.3 million South Africans receive one or another form of social grant.

The early childhood development programme will be transferred from the Department of Social Development to the education sector from April 2022, and plans for implementation are largely in place.

Community development

Providing basic services to poor households is the main priority in the community development function. As a result, the local government equitable share accounts for the largest portion of expenditure and grows faster than other items in the function over the MTEF period.

A range of conditional grants is allocated to local government to help fulfil its mandate. In some cases, these direct transfers are converted to indirect allocations that national departments spend on behalf of municipalities. Government proposes to apply transparent and consistent criteria to create a more systematic approach to these conversions. This will give national departments more flexibility in using funds where they are most needed, while strengthening governance.

To provide for a more systematic response to improve water and wastewater management in municipalities, from 2022/23 conditional grants will include conditions that are aimed at incentivising improved asset management and performance. National departments are expected to improve monitoring and regulatory compliance through periodic reporting and building capacity.

Economic development

Over the medium term, about 80 per cent of this function group's allocation will provide transfers and subsidies to departmental agencies, public corporations and private enterprises. The baseline is expected to grow by 5.4 per cent over the next three years. Medium-term priorities include reindustrialising through implementation of the master plans; growing exports through the African Continental Free Trade Area; implementing the Tourism Sector Recovery Plan; supporting township and rural economies; and promoting localisation, inclusive economic growth and job creation.

In response to the third wave of the COVID-19 pandemic and the destruction of infrastructure in Gauteng and KwaZulu-Natal, R2.3 billion is allocated in 2021/22 to help businesses rebuild. Of this amount, R1 billion is reprioritised from the departments of Trade, Industry and Competition (R700 million) and Small Business Development (R300 million).

The Department of Science and Innovation will implement its recently approved decadal plan on science, technology and innovation for 2021–2031. The plan aims to rejuvenate sectors such as mining, agriculture and manufacturing, while improving research and innovation across government. In addition, the department has reprioritised funds over the MTEF period to support technology localisation, beneficiation, advanced manufacturing and research by the National Research Foundation. The Department of Tourism has also reprioritised funds to support short-term public jobs in the tourism sector and transform the sector through the rollout of the Tourism Equity Fund.

To support critical climate forecasting and improve infrastructure capacity, the Department of Forestry, Fisheries and the Environment has reprioritised funds for the South African Weather Service. The department has also reprioritised funds to support operations and address the budget shortfall of South African National Parks.

Peace and security

This function expects to spend an average of R218.1 billion per year over the 2022 MTEF period, of which more than 60 per cent will go to compensation of employees. Over the medium term, the function will reprioritise funds to enhance capacity in institutions combating crime and corruption, and upgrade information and communications technology infrastructure for greater efficiency.

Earlier this year, public violence in KwaZulu-Natal and Gauteng illustrated the need for improved capacity in this function. Both the South African Police Service and South African National Defence Force received additional funding through the Second Special Appropriation Bill to provide for unforeseen costs resulting from the unrest. Over the next few years, the Department of Defence will reprioritise funds to set up a rapid response unit. It will also implement reforms to manage longstanding pressure on compensation that is resulting in irregular spending.

General public services

This function focuses on building a state that can play a developmental and transformative role. It has reprioritised R2.4 billion over the medium term from goods and services to cover key policy initiatives, as well as information and communications technology upgrades in departments.

Savings from closure of foreign missions

In June 2020, Cabinet approved the closure of 10 diplomatic missions in the following cities: Bucharest (Romania), Chicago (United States of America), Helsinki (Finland), Holy See (the Vatican), Lima (Peru), Milan (Italy), Minsk (Belarus), Muscat (Oman), Port of Spain (Trinidad and Tobago) and Suva (Fiji). Six of these have been closed, at a cost of R16.5 million and resulting in savings of R51 million, mainly from compensation of employees. Some officials have been moved to other missions. The remaining four missions will be closed by the end of 2021. These savings helped the Department of International Relations and Cooperation to reduce its shortfall on compensation, with savings on goods and services reallocated to fund other missions.

Over the medium term, the function will reprioritise funds to enhance the governance of state-owned companies, facilitate the population census in February 2022, implement the Integrated Financial Management System and support recapitalisation of the World Bank and the African Development Bank in line with South Africa's shareholding duties in these institutions. The Department of Public Service and Administration will continue reviewing personnel spending to reduce unsustainable growth in the public-service wage bill.

Division of revenue

Provinces are responsible for basic education and health services, roads, housing, social development, and agriculture. Municipalities provide basic services such as water, sanitation, electricity reticulation, roads and

community services. Provincial and municipal governments face multiple pressures over the medium term as government reduces spending growth, and poor economic performance affects other revenue and funding sources. Over the 2022 MTEF period, transfers to provinces and municipalities will grow below inflation.

Over the next three years, government proposes to allocate 48.4 per cent of available non-interest expenditure to national departments, 42 per cent to provinces and 9.6 per cent to local government. National resources contract by an annual average of 1.8 per cent, provincial resources increase by 0.7 per cent and local government resources increase by 4.1 per cent.

Table 4.6 Division of revenue framework

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion		**Outcome**		**Revised**	**Medium-term estimates**		
Division of available funds							
National departments	**634.3**	**749.8**	**790.5**	**817.4**	**764.7**	**743.0**	**774.4**
of which:							
Provincial indirect grants	*3.9*	*2.9*	*3.1*	*4.0*	*4.6*	*4.5*	*4.0*
Local indirect grants	*6.3*	*5.6*	*4.1*	*4.9*	*8.4*	*9.0*	*9.4*
Provinces	**572.0**	**613.4**	**628.8**	**661.2**	**658.4**	**647.2**	**676.1**
Equitable share	470.3	505.6	520.7	544.8	538.8	525.3	548.9
Conditional grants	101.7	107.9	108.1	116.4	119.6	121.9	127.2
Local government	**118.5**	**123.0**	**137.1**	**137.6**	**146.3**	**148.9**	**155.4**
Equitable share	60.8	65.6	83.1	78.0	83.1	83.6	87.3
General fuel levy sharing with metropolitan municipalities	12.5	13.2	14.0	14.6	15.3	15.4	16.1
Conditional grants	45.3	44.2	40.0	45.0	47.9	49.9	51.9
Provisional allocations not assigned to votes[1]	–	–	–	11.0	5.3	29.3	33.1
Unallocated reserve	–	–	–	–	15.1	28.8	29.3
Projected underspending	–	–	–	-6.3	–	–	–
Non-interest allocations	**1 324.8**	**1 486.2**	**1 556.4**	**1 620.9**	**1 589.8**	**1 597.1**	**1 668.3**
Debt-service costs	181.8	204.8	232.6	269.2	303.1	334.6	365.8
Contingency reserve	–	–	–	3.0	5.0	5.0	5.0
Main budget expenditure	**1 506.6**	**1 691.0**	**1 789.0**	**1 893.1**	**1 897.9**	**1 936.7**	**2 039.1**
Percentage shares							
National departments	47.9%	50.4%	50.8%	50.6%	48.7%	48.3%	48.2%
Provinces	43.2%	41.3%	40.4%	40.9%	42.0%	42.0%	42.1%
Local government	8.9%	8.3%	8.8%	8.5%	9.3%	9.7%	9.7%

1. Includes support to Eskom, amounts for projects approved through Budget Facility for Infrastructure and other provisional allocations

Source: National Treasury

The provincial equitable share

The provincial equitable share – the main revenue source for provinces – is made up of six components: education, health, basic, institutional, poverty and economic activity. To ensure fair funding allocations to each province, the provincial equitable share formula is updated annually to reflect demographic changes and demand for services based on need. Between 2022/23 and 2024/25, changes will be phased into the health component – which accounts for 27 per cent of the formula.

Update to health component

Changes in the health component of the provincial equitable share follow a recent review that updated the risk-adjusted capitation index – a guide to healthcare costs per person that accounts for 75 per cent of the component – by assessing the factors and weights used to compose the index. The last review was done in 2010. In the updated component, the standalone HIV variable will be integrated into other variables. Three variables will be added: premature mortality, which uses deaths below the age of 65 as a proxy for the burden of disease; a multiple deprivation index, which adjusts for differences in the social determinants of health (such as education and sanitation); and sparsity, which accounts for the higher cost of delivering healthcare in remote and low-density areas. The next review will cover the education component.

Table 4.7 Provincial equitable share

R million	2021/22	2022/23	2023/24	2024/25
Eastern Cape	70 950	69 197	67 310	70 166
Free State	30 342	29 836	29 085	30 383
Gauteng	115 621	115 641	112 804	117 936
KwaZulu-Natal	111 592	109 809	106 982	111 701
Limpopo	62 556	61 375	59 891	62 631
Mpumalanga	44 543	44 110	43 105	45 141
Northern Cape	14 469	14 338	13 953	14 548
North West	38 294	38 017	37 089	38 775
Western Cape	56 467	56 444	55 085	57 613
Total	**544 835**	**538 767**	**525 304**	**548 895**

Source: National Treasury

Changes to the structure of provincial allocations

Several changes are proposed to the structure of provincial conditional grants over the medium term.

Over the years, a number of components have been introduced into the *HIV, TB, malaria and community outreach grant*. From 2022/23, the grant will consist of only a comprehensive HIV/AIDS component, funding HIV/AIDS- and tuberculosis-related services; and a district health component, funding community outreach services and services related to COVID-19, human papillomavirus and malaria. The grant will be renamed the *district health programme grant*. The mental health and oncology components introduced in this grant in the 2021 MTEF will be shifted to the direct *national health insurance grant*.

The colleges of agriculture have been shifted to the national government, as will the funding provided through the *comprehensive agricultural support programme grant*.

Alongside responsibility for early childhood development, the *early childhood development grant* will be moved from the Department of Social Development to the Department of Basic Education from 2022/23.

The *provincial roads maintenance grant* includes an incentive component allocated based on provincial performance. In the 2021 Budget, this component was allocated using the main formula of the conditional grant. Due to delays in developing objective allocation criteria, the incentive component will be removed from the grant baseline for 2022/23. The National Treasury will continue to work with the Department of Transport to develop objective criteria for the incentive component.

Changes to the structure of local government allocations

The local government equitable share formula has been updated to account for projected household growth, inflation and estimated increases in bulk water and electricity costs over the MTEF period. The 2021 Budget stated that the scope of the *municipal infrastructure grant* would be expanded to help municipalities improve their asset management practices. This change has been delayed, so funds will not be allocated to a new indirect component of the grant at the beginning of 2022/23. Funds may be transferred during the year if the Department of Cooperative Governance and Traditional Affairs does the work required to identify municipalities that need this intervention.

Reviewing the structure of the local government fiscal framework

Between August 2020 and July 2021, the special lekgotla of the Budget Forum – the intergovernmental structure established to facilitate consultation on local government finances – met three times to discuss municipal sustainability, the local government fiscal and functional framework, and asset management and infrastructure funding. Flowing from these deliberations, the National Treasury, Department of Cooperative Governance, South African Local Government Association, Financial and Fiscal Commission and provinces are implementing and monitoring joint working plans for a five-year local government reform.

Towards building capable local government

Many municipalities have insufficient capacity to fulfil their financial responsibilities. This is evident in overreliance on external financial consultants: municipalities spent over R1 billion on financial reporting consultants in 2019/20, even though financial reporting is a core responsibility of their internal finance units.

National government provides a range of support and resources to help municipalities to build capacity. In 2021, the National Treasury reviewed the system of capacity-building for local government. It found that the focus needs to shift from building capacity to a broader measure of developing capability. While capacity is closely linked to individual improvements – for example, developing skills – measures of capability consider a larger context and range of factors, including the environment in which the individual works, and the systems and processes they use. This has implications for the way the state designs support and the type of resources it provides to local government. Capacity-building programmes often fail because the problem is inadequately diagnosed, and there is a fragmented approach to building capacity. These programmes cannot create an internal culture of accountability and commitment: that is the responsibility of political and administrative leaders in local government.

Substantive changes are required to improve municipal capabilities. The review proposed a new framework to build a capable local government by improving the current system incrementally and identifying pilot sites for innovation and experimentation. The 2022 Budget will detail the next steps in this project.

Conclusion

Over the MTEF period ahead, consolidated government spending is expected to increase from R2.13 trillion in 2021/22 to R2.24 trillion in 2024/25, at an average annual growth rate of 1.7 per cent. To maximise the value of this spending, government needs to contain costs, exercise prudent and compliant financial management, and eradicate wasteful treatment of public funds and resources.

This page was left blank intentionally.

ANNEXURES

This page was left blank intentionally.

A

Fiscal risk statement

Introduction

This statement focuses on medium- and long-term risks to the public finances. Short-term risks are outlined in Chapter 3 of the *Medium Term Budget Policy Statement*. The fiscal risk statement also provides an update on the fiscal sustainability of government's social policy commitments, based on updated demographic and pricing estimates. The main risk categories are outlined in Figure A.1.

Figure A.1 Fiscal risk framework

Risk category	Major issues considered under each sub-topic
Macroeconomic risks	▪ Declining economic growth ▪ Interest and exchange rates ▪ Debt trajectory
Expenditure risks	▪ Compensation costs ▪ National health insurance ▪ Subnational government
Contingent and accrued liabilities	▪ Government guarantees ▪ Financial position of state-owned companies
Sustainability of social expenditure	▪ Effects of pricing and demographic changes ▪ Effects of lower long-run growth

Macroeconomic risks

Since the 2008 global financial crisis, economic growth has trended downwards, resulting in persistent shortfalls in tax revenue that have not been matched by adjustments to spending growth. This in turn has led to wider budget deficits, higher borrowing and a rapid increase in the ratio of debt to GDP.

Because the interest rate government pays on its borrowing exceeds the rate of GDP growth, this ratio will continue to increase until government runs a sufficiently large primary budget surplus. The size of the surplus needed to stabilise the debt-to-GDP ratio depends on the gap between the interest rate and the rate of growth, as well as the existing level of indebtedness.

Figure A.2 Debt dynamics


Gross debt-to-GDP ratio (LHS)
Nominal yield on 10-year bond (RHS)
Nominal economic growth (RHS)
Per cent of GDP
Per cent
80
70
60
50
40
30
20
10
0
20
15
10
5
0
-5
1997/98
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21

Source: National Treasury

Scenarios around the baseline economic forecast

The baseline economic forecast (presented in Chapter 2) underpins the fiscal framework. Small changes to assumptions in the baseline can have significant effects on variables such as GDP growth, inflation, interest and exchange rates. To illustrate this, two alternative scenarios have been modelled.

Scenario A shows the effect of lifting the licensing threshold for embedded electricity generation, which causes more rapid investment in generation capacity and lifts overall investment, alleviating the electricity constraint and improving business confidence. The primary budget surplus reaches 0.3 per cent of GDP in 2024/25 due to stronger economic growth, and the debt-to-GDP ratio stabilises at 76.5 per cent in 2025/26. Conversely, Scenario B shows global financial conditions tightening more rapidly than expected, leading to slower global GDP growth, higher interest rates and currency depreciation. This in turn will result in higher inflation and slower growth in South Africa. Tightening financial conditions lead to higher debt-service costs, and the debt-to-GDP ratio stabilises at 79.9 per cent in 2025/26.

Figure A.3 Real GDP scenarios


2021 MTBPS
Scenario A
Scenario B
Index (2019/20 = 100)
120
115
110
105
100
95
90
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30

Figure A.4 Gross debt-to-GDP scenarios


Scenario A
Scenario B
2021 MTBPS
Per cent
85
80
75
70
65
60
55
50
45
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30

Source: National Treasury

Debt trajectory

Since 2009/10 government has been running large budget deficits, resulting in an increase in debt stock from R805 billion in 2009/10 to about R5.5 trillion in 2024/25. Over the same period, debt-service costs

increased from about R57 billion to R365.8 billion, crowding out expenditure on essential services such as health, social development, and peace and security. To put public debt on a sustainable trajectory, government's fiscal consolidation allocates a portion of unanticipated current and future revenue towards reducing government's gross borrowing requirement. Over time, this will reduce debt levels and debt-service costs.

Figure A.5 Long-term government debt redemptions


350
300
250
200
150
100
50
0
R billion
Domestic bonds
Foreign bonds
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30

Source: National Treasury

Expenditure risks

Compensation spending

Employee compensation absorbs a high level of public expenditure. Government is working with public-service trade unions to find a fair and sustainable approach to remuneration. Apart from the matters described in Chapter 3 and Annexure B, a specific risk to the fiscal framework now lies with the judiciary. If the Constitutional Court overturns the Labour Appeal Court's decision that the 2018 wage agreement was unlawful and that government could not be compelled to honour it, the state may be required to implement the agreement retroactively. Such a decision would have significant effects on the fiscal framework. Should this occur, government would have to consider a reduction in the size of the public service and other fiscal adjustments.

National health insurance

A limited costing of the national health insurance policy proposal has previously shown that it would require about R40 billion per year in additional funding in the first five years, and perhaps considerably more over time. At present, however, there is insufficient capacity in the health sector to work substantively on national health insurance. The *national health insurance indirect grant* has been underspent, the National Health Insurance Fund has not yet been established and the National Health Insurance Bill still needs to be passed by Parliament. It is therefore unlikely that national health insurance will be a significant cost pressure in the medium term.

Subnational government risks

Unpaid provincial invoices increased from R22.4 billion in 2019/20 to R26.6 billion in 2020/21, with R14.2 billion due within 30 days. The accumulation of these short-term liabilities affects procurement budgets for subsequent years, as provinces will need to pay down accruals before purchasing goods and services.

Figure A.6 Provincial accruals and payables


Western Cape
Limpopo
Mpumalanga
North West
Northern Cape
Free State
KwaZulu-Natal
Eastern Cape
Gauteng
R billion
28
21
14
7
0
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21

Source: National Treasury

Although the payment of medico-legal claims remained stable at R1.7 billion in 2020/21, estimates of potential liability show that these remain a risk to the fiscus. Government is seeking statutory reform that would reduce state liability for medical claims through the State Liability Amendment Bill, which is being revised. The bill proposes making provision for in-kind services and periodic payments instead of the payment of private-sector rates and large lump sum amounts. Total claims increased from R111.2 billion in 2019/20 to R120.3 billion in 2020/21, with the Eastern Cape accounting for 32 per cent of claims.

The financial position of South Africa's 257 municipalities deteriorated significantly as COVID-19 exacerbated existing managerial weaknesses. In June 2019, 163 municipalities met at least one of the financial distress metrics. That number has increased during the pandemic, and an update on municipal finances is being prepared. Overdue payments owed by local government increased from R60 billion in 2019/20 to R73.7 billion in 2020/21. Over the same period, uncollected revenues increased from R191.4 billion to R232.8 billion.

The National Treasury, working with provincial governments, has begun a series of interventions to stabilise the finances of the 112 municipalities that adopted budgets in 2021/22 that are not fully funded, which will result in an inability to meet all their obligations. Where possible, expenditure will be limited to available funds or revenue collection will be improved. A separate process is under way for the minority of municipalities in deepest financial distress.

Contingent liabilities

Contingent liabilities represent financial commitments that government may have to fulfil in the future if particular events materialise. Most contingent liability risk originates in the poor financial performance of major state-owned companies; some of these risks have already begun to materialise.

By 2023/24, contingent liabilities are expected to exceed R1 trillion. They consist of government guarantees to state-owned companies, the Renewable Energy Independent Power Producer Programme, public-private partnerships, and obligations to the Road Accident Fund and other social security funds.

The guarantee portfolio increased from R693.7 billion in March 2020 to R789.8 billion in March 2021, of which R567.6 billion has been taken up. The increase is driven largely by the issuance of a R100 billion guarantee to the Reserve Bank as part of government's COVID-19 loan guarantee scheme, although actual exposure is only about R18.4 billion due to low demand for these loans. Exposure to Eskom debt declined as it repaid some maturing guaranteed debt. Over the next three years, redemptions of

guaranteed debt will average R19.3 billion, down from R35.6 billion in 2020/21 and R27.5 billion in 2019/20.

The volume of government's guarantee exposure from state-owned companies declined between 2019/20 and 2020/21. The risks associated with existing guarantees remain elevated because of the companies' poor financial performance and limited access to capital markets. Requests for new guarantees have declined since government published minimum criteria for guarantee applications from public entities and their shareholder departments. These criteria require state-owned companies to demonstrate their ability to service their debt before any guarantee is issued. Enforcing the criteria will help ensure that guarantees are issued only in cases where the risk to the fiscus is minimal.

State-owned companies

Access to capital markets has become more restricted for state-owned companies as a result of weak revenue growth, poor operating performance and mounting debt-service costs. Rising interest rates and increasingly unfavourable loan terms also raise the risks associated with borrowing. The COVID-19 pandemic and associated restrictions on economic activity have delayed the execution of capital investment projects, muted tariff adjustments and slowed the collection of payment from users.

Total debt redemptions for state-owned companies will average R73.4 billion a year over the medium term, with foreign debt making up 45 per cent of the total.

Figure A.7 Debt maturity profile of largest state-owned companies*


Domestic capital repayments
Foreign capital repayments
Government guaranteed capital portion
R billion
90
80
70
60
50
40
30
20
10
0
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30
2030/31
2031/32
2032/33
2033/34
2034/35
2035/36
2036/37
2037/38
2038/39
2039/40
2040/41
2041/42
2042/43
2043/44
2044/45

**Airports Company South Africa, Denel, Development Bank of Southern Africa, Eskom, Industrial Development Corporation, Land Bank, South African Airways, South African National Roads Agency Limited, Trans-Caledon Tunnel Authority and Transnet*
Source: National Treasury as at 31 March 2021

Denel

Denel is experiencing difficulties in meeting its obligations and is negotiating with stakeholders on a way forward. Government provided recapitalisations of R1.8 billion in 2019/20 and R576 million in 2020/21, and extended a R5.9 billion guaranteed debt facility to Denel. Several repayment obligations have fallen due this year. Government has allocated R2.9 billion in 2021/22 to settle these repayments.

Eskom

Eskom continues to pose a significant risk to the public finances, as it relies on government guarantees to finance its operations. Eskom had used R281.6 billion of its R350 billion government guarantee facility by 31 March 2021, with another R7 billion committed. Equity support of R31.7 billion was provided to Eskom in 2021/22, with the last tranche of R11.7 billion disbursed on 1 July. To enable Eskom to execute its borrowing plan, the Minister of Finance approved a special dispensation to allow Eskom to access

additional guaranteed debt of R42 billion in 2021/22 and R25 billion in 2022/23, which falls within its existing guarantee facility. The utility has made progress in its unbundling plan by establishing a transmission company that is now registered with the Companies and Intellectual Property Commission. Eskom has developed a new corporate structure and allocated debt between its proposed electricity generation, transmission and distribution entities. This proposed restructuring needs to be approved by lenders. The utility has a deadline of 31 December 2021 to complete legal separation of the transmission unit, with the other two units following in the next 12 months.

Road Accident Fund

The Road Accident Fund receives about R42 billion in fuel levies each year and pays out R40 billion in claims, but has a growing backlog of unpaid claims that reached R14.8 billion in 2020/21. Government developed the Road Accident Benefit Scheme to reform and stabilise the Road Accident Fund's funding model. The proposed scheme would set predetermined social benefits through a no-fault system that facilitates more equitable and quicker claims payments, unencumbered by significant legal fees. Parliament rejected the bill in September 2020 and Cabinet is considering how to accommodate the objections raised at that time. The Fund's accumulated liabilities were last estimated at over R450 billion.

South African Airways

South African Airways (SAA) received R21 billion in support from government in 2020/21. This included R10.3 billion for the settlement of government guaranteed debt, R7.8 billion for the implementation of the business rescue, R2.7 billion for SAA's subsidiaries, and R267 million for calls on guarantee obligations on which the airline had defaulted. The Department of Public Enterprises has identified a strategic equity partner to buy part of SAA and aims to finalise the transaction in early 2022.

South African National Roads Agency Limited

The South African National Roads Agency Limited (SANRAL) has incurred annual average losses of R2.5 billion since 2014/15 and has been unable to successfully issue a bond since 2017, largely due to uncertainty about government's position on the user-pays principle. Government has extended a total guarantee facility of R37.9 billion to the agency, of which R28.4 billion had been used by 31 March 2021. While policy uncertainty remains, SANRAL is still responsible for maintaining its toll portfolio and continues to service the debt used to fund construction. To date, R5.5 billion has been collected in toll revenue against an initial projection of R20.2 billion. Without a policy decision that reinstates government support for the user-pays principle, SANRAL will remain a significant burden on the public finances.

Long-term fiscal sustainability of social spending

The National Treasury models long-term costs to determine the sustainability of major social spending commitments. Sustainability generally depends on the nature and pace of demographic change and the rate of GDP growth, as well as sector-specific cost pressures and trends in the use of public services. For example, healthcare prices tend to increase faster than consumer price index (CPI) inflation, partly because of the significance of imported equipment and medicine, and long-term demographic trends affect the burden of disease.

There are three major changes to the assumptions underpinning this update: lower long-run economic growth, lower inflation and a decline in the population growth rate. Annual GDP growth in the baseline scenario ranges between 1.6 and 2.3 per cent a year over the forecast horizon, after reaching a low of -7.2 per cent in 2020/21. Population growth will continue to decelerate from 1.4 per cent in 2018 to 0.6 per cent in 2040 under the Statistics South Africa baseline scenario, which results in the population increasing from 60 million in 2021 to 71 million by 2040. Real output per capita declines by 8.4 per cent

in 2020/21. It is forecast to grow by an average of 1 per cent between 2022/23 and 2030/31, and by an annual average of 1.5 per cent between 2030/31 and 2040/41.

Social assistance

Assuming that the uptake rate of social grants stabilises at current levels, and excluding beneficiaries of the temporary *special COVID-19 social relief of distress grant*, beneficiary numbers will grow from 18.3 million in 2020/21 to 22.6 million in 2040/41. Although spending on social assistance is currently expected to remain relatively stable as a percentage of GDP, any unfunded expansion of social protection represents a significant risk to the fiscus.

Basic education

Basic education inflation averaged 8.5 per cent in the past decade, while CPI inflation averaged 4.8 per cent. This is indicative of mounting price pressures, largely driven by rising remuneration of teachers. Education spending has remained stable as a proportion of GDP, however, because the number of teachers has not increased. If current trends in wages and employment continue, spending on basic education is projected to increase from 4.8 per cent of GDP in 2020/21 to 6 per cent of GDP in 2040/41, even as class sizes increase.

Health

An ageing population is associated with increased health expenditure. The elderly proportion of the population is projected to grow by 2.5 per cent per year over the next two decades, reaching 6 million by 2040. Healthcare inflation has also tended to exceed CPI inflation over the past decade. The long-run cost of healthcare is driven by the extent of private-sector contracting, the cost of goods and services, and demand. These factors are likely to dominate under current or national health insurance policies. If current policies and trends persist, healthcare spending is projected to increase from 4.5 per cent of GDP in 2020/21 to 6 per cent of GDP in 2040/41.

Higher education

Price pressures in the higher education sector have exceeded CPI inflation over the last decade, partly due to real wage increases. Assuming this trend continues, expenditure on university education will grow from 1.3 per cent of GDP in 2019/20 to 1.5 per cent of GDP in 2040/41, placing pressure on the fiscus. Within technical and vocational education and training (TVET) colleges, price pressures have increased at a faster pace than inflation partly due to enrolment rates. Assuming enrolments remain stable at about 670 000 students per year, spending in the TVET sector will remain stable over the same period, at 0.2 per cent of GDP.

Conclusion

Government faces a range of fiscal risks over the medium to longer term. Significant efforts will be required across the entire public sector to prevent these risks from materialising – and to mitigate those that do.

This page was left blank intentionally.

B

Compensation data

Introduction

Public-service provision is inherently labour-intensive, with the remuneration of public servants accounting for about 37 per cent of non-interest spending over the medium-term expenditure framework period. This annexure analyses trends in compensation spending in government.

The 2020/21 financial year marked a significant departure from past trends. Nominal wage growth was exceptionally restrained and the COVID-19 pandemic affected the workforce in various ways. Between 2006/07 and 2020/21, compensation spending on the consolidated budget rose by an annual average of 9.9 per cent, from R170 billion to R635.4 billion, while compensation spending by national and provincial departments rose by 9.8 per cent a year, from R153 billion to R570.3 billion. Inflation accounts for 46 per cent of the increase. Of the rest, 75 per cent was used to raise salaries in the public sector and 25 per cent was used to increase employment.

Slowing the rate of increase in remuneration

In the long run, compensation spending growth cannot exceed GDP growth. Since 2007/08, however, consolidated compensation spending (excluding public entities) has grown more quickly than nominal GDP in every year except 2013/14. As a result, public-service compensation absorbs an increasing share of GDP.

Figure B.1 Annual change in nominal GDP and consolidated compensation spending


Change in GDP
Change in compensation
3-year moving avg. (change in GDP)
3-year moving avg. (change in compensation)
Per cent
20
15
10
5
0
-5
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21

Source: National Treasury

Changes in compensation are driven by changes in the number of employees and their remuneration. Average remuneration rose in nominal terms by just over 8 per cent a year between 2009/10 and 2019/20 across all categories of public servants. In 2020/21, average remuneration rose by 0.4 per cent. The decline in real (inflation-adjusted) wages in 2020/21 was the first such occurrence since at least 2000/01. Nonetheless, the economic impact of COVID-19 and expanded public-health employment meant that compensation spending growth continued to outpace GDP growth.

As reflected in Figure B.2, the drivers of rising compensation spending have changed significantly. Between 2007/08 and 2011/12, compensation spending grew particularly rapidly because of the combination of a high rate of inflation, strong growth in personnel numbers and rapid increases in real average remuneration. Between 2011/12 and 2019/20, by contrast, the growth in personnel numbers fell to nearly zero and inflation moderated, while real average remuneration continued to increase by about 2 per cent a year. The most significant break in these trends is evident in 2020/21, when real average remuneration fell by about 2.4 per cent as a result of the decision not to implement a cost-of-living adjustment for the third year of the 2018 wage agreement.

Figure B.2 Disaggregating annual increases in compensation spending, main budget only


Inflation
Real wage change
Change in personnel
Nominal increase
Per cent
Change in personnel
Inflation
Real wage change
Per cent
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21

Source: National Treasury

Government is committed to fair and sustainable compensation of employees. As discussed in previous years, however, compensation growth has been on an unsustainable trajectory. Although the wage growth moderation in 2020/21 has helped to make compensation spending growth more sustainable, the extent to which this will continue depends on the outcome of ongoing wage negotiations. It will also depend on whether the Constitutional Court upholds the decision of the Labour Appeal Court, which held that government was within its rights not to implement the cost-of-living adjustment as stipulated in the 2018 wage agreement, because the National Treasury had not affirmed its affordability.

The trend of agreements requiring the payment of unbudgeted increases that exceed economic growth suggests that there are serious shortcomings in the system. This approach to wage setting does not adequately take overall economic and fiscal conditions into account. It also forecloses on government's ability to hire new employees and maintain service levels for public goods. Significant reforms will be needed in due course.

One consequence of the stagnation in public-sector employment during the 2010s is that the workforce has aged. In 2010/11, about one official in four was over the age of 50; by 2020/21, the figure was one in three, with the ageing of the workforce being particularly pronounced in the education sector (Figures B.3 and B.4).

Figure B.3 Ageing of the workforce in government


■ 2010/11 ■ 2020/21
Per cent of employees over 50 years old
Education
Police
Defence
Other
Health

Source: National Treasury

Figure B.4 Ageing of the workforce in the education sector


2006/07
2011/12
2016/17
2020/21
Number of officials (thousands)
Age

This trend has contributed to higher average remuneration, because long-serving officials accumulate annual increases and promotions. Conversely, as the rate of retirement increases in the near future, the replacement of departing officials with younger ones will tend to moderate the rate of growth of average remuneration: in 2006/07, about 31 000 officials were aged between 60 and 65, with the corresponding figure for 2020/21 being 63 000. South Africa's tertiary institutions will need to ensure an adequate flow of newly qualified graduates to replace public servants as they retire.

Changes in the composition of the workforce as a result of COVID-19

The COVID-19 pandemic has affected the size and composition of the public service, partly through deliberate choices to increase capacity in the health function. Two other factors have also affected workforce dynamics: an increase in mortality and a decline in the number of resignations.

The health sector expanded by nearly 18 500 employees in 2020/21, even as employment in the rest of government shrank by nearly 10 000 (Table B.1).

Table B.1 Employment in major government functions (full-time equivalents)

	2006/07	2010/11	2015/16	2019/20	2020/21	Change in 2020/21
Education	446 215	494 244	495 104	500 406	499 440	-966 (-0.2%)
Health	245 584	289 583	312 471	319 213	337 671	18 458 (5.8%)
Police	155 823	186 810	189 466	190 004	184 162	-5 842 (-3.1%)
Defence	79 925	79 040	77 832	74 212	73 713	-500 (-0.7%)
Other	219 538	235 550	250 645	246 287	243 966	-2 321 (-0.9%)
Total	**1 147 084**	**1 285 228**	**1 325 516**	**1 330 122**	**1 338 951**	**8 830 (0.7%)**

Source: National Treasury

The increase in health sector employment in 2020/21 included the addition of over 10 000 nurses, doctors and other professional healthcare workers.

The extent of the health sector response to COVID-19 can be seen in Figure B.5. In 2021, about 17 300 health professionals were recruited on time-bound contracts relative to an average of just under 6 000 for the previous four financial years. Unlike in previous years, appointments were made throughout the year, rather than just in January, February and March, when new graduates are recruited.

Figure B.5 Month in which contracts were extended to professional healthcare workers



4 500
4 000
3 500
3 000
2 500
2 000
1 500
1 000
500
0
Number of contracts
Average (2016/17 to 2019/20)
2020/21
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar

Source: National Treasury

Two other factors associated with the COVID-19 pandemic influenced the size and composition of the public service. First, the number of resignations was 32 per cent lower than the average for the previous five years, likely due to very weak conditions in the labour market (Table B.2). Second, nearly 11 000 government officials died in 2020/21 – nearly double the average for the previous five years.

Table B.2 Manner of exiting employment in the public service, 2015/16 to 2020/21

	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2020/21 as a % of the average for previous 5 years
Expiry of contract	44 182	47 033	45 793	44 994	49 967	53 018	114%
Expiry of contract (min wage workers on short-term contracts)	9 172	8 125	7 003	5 439	13 534	16 097	186%
Retirement	17 922	17 884	18 434	19 432	20 538	24 069	128%
Resignation	36 662	27 319	25 822	24 135	23 539	18 587	68%
Death	6 175	5 685	5 755	5 684	5 261	10 974	192%
Other	6 852	3 570	4 023	3 992	3 183	2 730	63%
Total	**120 965**	**109 616**	**106 830**	**103 676**	**116 022**	**125 475**	**113%**

Source: National Treasury

Conclusion

Although wage growth moderation in recent years has narrowed the gap between GDP and compensation growth, much more work is needed to ensure a sustainable, long-term approach to public-service compensation. As reflected elsewhere in the *Medium Term Budget Policy Statement*, compensation spending growth remains a significant risk to the fiscal framework.

C

Technical annexure

In-year adjustments to main budget non-interest expenditure

Table C.1 shows in-year adjustments to main budget non-interest expenditure since the 2021 *Budget Review*. These include the special appropriation for the fiscal response to the public violence and COVID-19 pandemic lockdown in June and July 2021.

Table C.1 In-year adjustments to the main budget non-interest expenditure

R million	Appropriation (ENE)	Second special appropriation	AENE allocations	Source of funding (AENE)	Other AENE adjustments	Revised non-interest expenditure
Allocated non-interest expenditure (2021 Budget Review)	**1 540 866**					**1 540 866**
Provisional reduction to fund Land Bank allocation	-5 000			5 000		
Provisional allocations not assigned to votes	12 645			-1 645		11 000
Infrastructure Fund not assigned to votes	4 000			-4 000		
Contingency reserve	12 000			-9 039		2 961
Main budget non-interest expenditure (2021 Budget Review)	**1 564 511**			**-9 684**		**1 554 827**
Allocation for fiscal response to public violence and COVID-19 lockdown		**32 850**				**32 850**
Social grants additions [1]		*26 700*				*26 700*
SASRIA		*3 900*				*3 900*
Business support [2]		*2 300*				*2 300*
Reprioritisation from DTIC and DSBD		*-1 000*				*-1 000*
Defence		*700*				*700*
Police		*250*				*250*

Table C.1 In-year adjustments to the main budget non-interest expenditure *(continued)*

R million	Appropriation (ENE)	Second special appropriation	AENE allocations	Source of funding (AENE)	Other AENE adjustments	Revised non-interest expenditure
Allocations since 2021 Budget Review			**41 048**			**41 048**
Presidential employment initiative phase 2			*10 954*			*10 954*
Further purchase of COVID-19 vaccines			*2 342*			*2 342*
General fund small business			*96*			*96*
Water and sanitation infrastructure projects			*193*			*193*
Roll-overs			*2 847*			*2 847*
Unforeseeable and unavoidable expenditure			*103*			*103*
Compensation adjustments: National government			*5 833*			*5 833*
Compensation adjustments: Provincial equitable share			*14 679*			*14 679*
Denel			*2 923*			*2 923*
Self-financing			*1 078*			*1 078*
Declared unspent funds				-1 953		-1 953
National government projected underspending				-3 775		-3 775
Local government projected underspending				-2 500		-2 500
Magistrates' salaries				-30		-30
Skills development levy adjustments					1 120	1 120
National Revenue Fund payments adjustments					2 282	2 282
Revised non-interest expenditure	**1 564 511**	**32 850**	**41 048**	**-17 942**	**3 402**	**1 623 869**
Change in non-interest expenditure from 2021 Budget						59 358

1. Of which R500 million is for grants administration

2. Department of Trade, Industry and Competition (DTIC), Department of Small Business Development (DSBD)

Source: National Treasury

Main budget expenditure ceiling

Table C.2 Expenditure ceiling calculations

R million	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
Non-interest expenditure	**1 324 756**	**1 486 211**	**1 556 400**	**1 623 869**	**1 594 757**	**1 602 082**	**1 673 266**
Technical adjustments							
Skills development levy	-17 480	-18 284	-12 413	-18 933	-20 619	-22 329	-24 099
Eskom funding provisions	–	-49 000	-56 000	-31 693	-21 857	-21 015	-22 000
NRF payments	-162	-468	-588	-2 342	–	–	–
International Oil Pollution Compensation Fund	-3	-3	-11	-12	-12	-13	-13
Expenditure ceiling	**1 307 112**	**1 418 456**	**1 487 388**	**1 570 890**	**1 552 268**	**1 558 725**	**1 627 154**

Source: National Treasury

Table C.2 shows technical adjustments made to main budget non-interest expenditure to calculate the expenditure ceiling. The ceiling excludes payments directly financed by dedicated revenue sources and others not subject to policy oversight. These include:

- **Payments for financial assets financed by asset sales in the same financial year:** Revenue from the sale of assets, particularly for equity investments, generally offsets the increases in associated spending levels, so these increases do not require adjustments to departmental allocations. Financial support for Eskom is not included in the expenditure ceiling. This support is viewed as a balance sheet transaction, which could take the form of a loan agreement or large equity investment.
- **Payment transactions linked to the management of debt:** This includes premiums paid on new loan issues, bond switches and buy-back transactions, revaluation profits or losses on government's foreign-exchange deposits at the Reserve Bank when used to meet government's foreign-currency position commitments, and realised profits and losses on the Gold and Foreign Exchange Contingency Reserve Account. These items relate to debt and currency transactions that are not financed through main budget appropriations.
- **Direct charges related to specific payments made in terms of legislation that provides for the collection and transfer of such receipts outside of the main budget:** These include skills development levy contributions and the International Oil Pollution Compensation Fund. Skills development levy contributions are paid to the National Skills Fund and the sector education and training authorities. The payment schedule to the National Skills Fund is generally revised to align it directly with anticipated receipts from the levy.

Effect of GDP rebasing on fiscal and debt ratios

To ensure the accuracy, reliability and relevance of GDP estimates, Statistics South Africa periodically updates the base year and reconsiders the benchmarks and methodology used for the national accounts. Data from the second quarter of 2021 reflects the newly benchmarked real GDP at constant 2015 prices, replacing the previous GDP measured at constant 2010 prices. This technical exercise raised nominal GDP in level terms, which mechanically improved deficit and debt ratios to GDP even though actual revenue, expenditure and debt stock have not changed. On average, nominal GDP increased by R489.8 billion between 2016/17 and 2020/21. As a share of GDP, both revenue and expenditure fell because they stayed unchanged while nominal GDP increased, resulting in improved fiscal balances, as reflected in Table C.3.

This superficial improvement leads to a mechanical decline in the debt-to-GDP ratio, from 78.8 per cent to 70.7 per cent in 2020/21. The rebasing of GDP improves the debt-to-GDP ratio by an average of 5.6 per cent of GDP per year over the past five years. The main budget deficit also narrowed by an average of 0.6 per cent of GDP per year over the same period, with an improvement from 11 per cent of GDP to 9.9 per cent of GDP in 2020/21.

Table C.3 Difference in fiscal metrics

Percentage of GDP		2016/17	2017/18	2018/19	2019/20	2020/21[1]	5-year average change
Gross tax revenue	**Before rebasing**	**25.9**	**25.9**	**26.2**	**26.3**	**25.0**	
	After rebasing	**23.7**	**23.7**	**23.8**	**23.8**	**22.5**	
	Difference	*-2.2*	*-2.2*	*-2.4*	*-2.5*	*-2.6*	*-2.4*
Main budget revenue	**Before rebasing**	**25.7**	**25.5**	**25.9**	**26.1**	**24.8**	
	After rebasing	**23.6**	**23.3**	**23.5**	**23.7**	**22.2**	
	Difference	*-2.2*	*-2.2*	*-2.4*	*-2.5*	*-2.5*	*-2.3*
Main budget expenditure	**Before rebasing**	**29.5**	**29.9**	**30.6**	**32.8**	**35.8**	
	After rebasing	**27.0**	**27.4**	**27.8**	**29.7**	**32.1**	
	Difference	*-2.5*	*-2.6*	*-2.8*	*-3.1*	*-3.7*	*-2.9*
Budget balance	**Before rebasing**	**-3.8**	**-4.4**	**-4.7**	**-6.7**	**-11.0**	
	After rebasing	**-3.5**	**-4.1**	**-4.3**	**-6.1**	**-9.9**	
	Difference	*0.3*	*0.4*	*0.4*	*0.6*	*1.1*	*0.6*
Primary balance	**Before rebasing**	**-0.5**	**-1.0**	**-1.0**	**-2.7**	**-6.4**	
	After rebasing	**-0.4**	**-0.9**	**-0.9**	**-2.5**	**-5.7**	
	Difference	*0.0*	*0.1*	*0.1*	*0.3*	*0.7*	*0.2*
Gross loan debt	**Before rebasing**	**50.5**	**53.0**	**56.7**	**63.3**	**78.8**	
	After rebasing	**46.2**	**48.5**	**51.5**	**57.4**	**70.7**	
	Difference	*-4.3*	*-4.5*	*-5.2*	*-5.9*	*-8.1*	*-5.6*
Nominal GDP (R billion)	**Before rebasing**	**4 419.4**	**4 698.7**	**4 924.0**	**5 152.3**	**4 995.7**	
	After rebasing	**4 831.2**	**5 136.8**	**5 418.3**	**5 686.7**	**5 566.2**	
	Difference	*411.8*	*438.1*	*494.3*	*534.3*	*570.5*	*489.8*

1. Outcomes applied to GDP before and after rebasing
Source: National Treasury

Changes to main budget framework since the 2021 Budget

Table C.4 summarises the changes to the main budget fiscal framework compared with the 2021 Budget estimates. The fiscal balances for 2021/22 to 2023/24 have improved, mainly due to higher-than-expected revenue projections. The increases in non-interest expenditure partially offset the lower interest payments and higher revenue projections.

Table C.4 Revisions to main budget framework since 2021 Budget

R million	2021/22	2022/23	2023/24
Main budget revenue			
Revised	1 483 201	1 517 542	1 581 290
2021 Budget estimates	1 351 672	1 453 669	1 522 035
Difference	**131 529**	**63 873**	**59 255**
Main budget non-interest expenditure			
Revised	1 623 869	1 594 757	1 602 082
2021 Budget estimates	1 564 511	1 562 821	1 572 455
Difference	**59 358**	**31 937**	**29 628**
Debt-service costs			
Revised	269 234	303 141	334 575
2021 Budget estimates	269 741	308 013	338 591
Difference	**-507**	**-4 872**	**-4 016**
Main budget primary balance			
Revised	-140 667	-77 215	-20 792
2021 Budget estimates	-212 839	-109 151	-50 420
Difference	**72 171**	**31 937**	**29 628**
Main budget balance			
Revised	-409 901	-380 356	-355 367
2021 Budget estimates	-482 580	-417 164	-389 011
Difference	**72 679**	**36 808**	**33 644**

Source: National Treasury

Main budget framework and financing requirements

Table C.5 Main budget framework and financing requirements

MACROECONOMIC PROJECTIONS							
R billion/percentage change	**2018/19**	**2019/20**	**2020/21**	**2021/22**	**2022/23**	**2023/24**	**2024/25**
Real GDP growth	1.3%	0.1%	-7.2%	6.2%	1.8%	1.6%	1.8%
Nominal GDP growth	5.5%	5.0%	-2.1%	10.9%	2.9%	5.5%	6.3%
CPI inflation	4.6%	4.2%	2.9%	4.9%	4.0%	4.4%	4.5%
GDP at current prices (R billion)	**5 418.3**	**5 686.7**	**5 566.2**	**6 173.8**	**6 350.6**	**6 697.7**	**7 121.5**
MAIN BUDGET FRAMEWORK							
R billion/percentage of GDP	**2018/19**	**2019/20**	**2020/21**	**2021/22**	**2022/23**	**2023/24**	**2024/25**
Revenue							
Personal income tax	492.1	527.6	487.0	542.1	578.7	617.8	665.7
Corporate income tax	212.0	211.5	202.1	288.6	228.4	220.4	230.7
Value-added tax	324.8	346.8	331.2	373.6	427.6	460.7	491.0
Other tax revenue	158.8	163.5	146.4	179.6	183.1	192.6	204.1
Customs and excise duties	100.0	106.4	82.9	101.4	109.6	116.5	123.7
SACU transfers	-48.3	-50.3	-63.4	-46.0	-43.7	-64.6	-63.4
Non-tax revenue	23.9	27.6	26.3	39.1	32.2	31.5	33.0
National Revenue Fund receipts[1]	12.0	12.8	25.8	4.6	1.6	6.4	4.5
Main budget revenue	**1 275.3**	**1 345.9**	**1 238.4**	**1 483.2**	**1 517.5**	**1 581.3**	**1 689.4**
	23.5%	*23.7%*	*22.2%*	*24.0%*	*23.9%*	*23.6%*	*23.7%*
Expenditure							
Expenditure ceiling	1 307.1	1 418.5	1 487.4	1 570.9	1 552.3	1 558.7	1 627.2
Baseline and provisional allocations	*1 307.1*	*1 418.5*	*1 487.4*	*1 567.9*	*1 547.3*	*1 553.7*	*1 622.2*
Contingency reserve	–	–	–	*3.0*	*5.0*	*5.0*	*5.0*
Other non-interest expenditure[2]	17.6	67.8	69.0	53.0	42.5	43.4	46.1
Non-interest expenditure	**1 324.8**	**1 486.2**	**1 556.4**	**1 623.9**	**1 594.8**	**1 602.1**	**1 673.3**
Debt-service costs	181.8	204.8	232.6	269.2	303.1	334.6	365.8
Main budget expenditure	**1 506.6**	**1 691.0**	**1 789.0**	**1 893.1**	**1 897.9**	**1 936.7**	**2 039.1**
	27.8%	*29.7%*	*32.1%*	*30.7%*	*29.9%*	*28.9%*	*28.6%*
Main budget balance	**-231.3**	**-345.1**	**-550.6**	**-409.9**	**-380.4**	**-355.4**	**-349.7**
	-4.3%	*-6.1%*	*-9.9%*	*-6.6%*	*-6.0%*	*-5.3%*	*-4.9%*
Primary balance	**-49.5**	**-140.3**	**-318.0**	**-140.7**	**-77.2**	**-20.8**	**16.1**
	-0.9%	*-2.5%*	*-5.7%*	*-2.3%*	*-1.2%*	*-0.3%*	*0.2%*
BORROWING REQUIREMENT							
Main budget balance	-231.3	-345.1	-550.6	-409.9	-380.4	-355.4	-349.7
Redemptions	-15.6	-70.7	-67.6	-65.2	-113.0	-154.7	-155.8
Gross borrowing requirement	**-246.9**	**-415.8**	**-618.3**	**-475.1**	**-493.3**	**-510.0**	**-505.5**
	-4.6%	*-7.3%*	*-11.1%*	*-7.7%*	*-7.8%*	*-7.6%*	*-7.1%*
GOVERNMENT DEBT							
Gross loan debt	**2 788.3**	**3 261.3**	**3 935.7**	**4 313.9**	**4 744.7**	**5 144.4**	**5 537.6**
	51.5%	*57.4%*	*70.7%*	*69.9%*	*74.7%*	*76.8%*	*77.8%*
Net loan debt	**2 545.2**	**2 997.8**	**3 601.8**	**4 089.0**	**4 519.6**	**4 935.2**	**5 342.7**
	47.0%	*52.7%*	*64.7%*	*66.2%*	*71.2%*	*73.7%*	*75.0%*

1. Mainly revaluation profits on foreign-currency transactions and premiums on loan transactions
2. Technical adjustments explained in Table C.2
Source: National Treasury

Tax revenue outlook

Table C.6 Tax revenue and tax bases

R million/percentage change	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
		Outcome		Estimate		Projections	
Personal income tax	**492 083**	**527 633**	**487 011**	**542 100**	**578 677**	**617 808**	**665 728**
Wage bill [1]	*4.9%*	*3.9%*	*-3.6%*	*8.8%*	*6.7%*	*6.1%*	*7.1%*
Buoyancy	*1.39*	*1.84*	*2.13*	*1.29*	*1.01*	*1.10*	*1.10*
Corporate income tax	**212 046**	**211 522**	**202 123**	**288 631**	**228 382**	**220 399**	**230 691**
Net operating surplus	*3.7%*	*7.0%*	*0.5%*	*14.1%*	*-6.3%*	*3.3%*	*4.7%*
Buoyancy	*-0.66*	*-0.04*	*-8.84*	*3.04*	*3.34*	*-1.06*	*1.00*
Net value-added tax	**324 766**	**346 761**	**331 197**	**373 630**	**427 608**	**460 675**	**491 024**
Household consumption	*5.7%*	*5.3%*	*-5.4%*	*10.1%*	*6.3%*	*6.4%*	*6.6%*
Buoyancy	*1.57*	*1.29*	*0.83*	*1.27*	*2.31*	*1.20*	*1.00*
Domestic VAT	**378 733**	**399 288**	**392 936**	**439 970**	**467 471**	**497 570**	**530 402**
Household consumption	*5.7%*	*5.3%*	*-5.4%*	*10.1%*	*6.3%*	*6.4%*	*6.6%*
Buoyancy	*2.20*	*1.03*	*0.30*	*1.19*	*1.00*	*1.00*	*1.00*
Import VAT	**175 185**	**179 987**	**166 454**	**193 274**	**212 370**	**225 621**	**238 926**
Nominal imports	*9.0%*	*1.8%*	*-13.0%*	*20.3%*	*9.9%*	*6.2%*	*5.9%*
Buoyancy	*1.64*	*1.55*	*0.58*	*0.80*	*1.00*	*1.00*	*1.00*
VAT refunds	**-229 151**	**-232 515**	**-228 193**	**-259 613**	**-252 233**	**-262 517**	**-278 303**
Nominal exports	*7.0%*	*4.8%*	*1.1%*	*21.5%*	*-2.8%*	*4.1%*	*6.0%*
Buoyancy	*2.84*	*0.31*	*-1.70*	*0.64*	*1.00*	*1.00*	*1.00*
Customs duties	**54 968**	**55 428**	**47 290**	**54 715**	**60 121**	**63 873**	**67 639**
Nominal imports	*9.0%*	*1.8%*	*-13.0%*	*20.3%*	*9.9%*	*6.2%*	*5.9%*
Buoyancy	*1.32*	*0.47*	*1.13*	*0.78*	*1.00*	*1.00*	*1.00*
Specific excise duties	**40 830**	**46 827**	**32 273**	**42 295**	**44 939**	**47 832**	**50 988**
Household consumption	*5.7%*	*5.3%*	*-5.4%*	*10.1%*	*6.3%*	*6.4%*	*6.6%*
Buoyancy	*1.62*	*2.79*	*5.78*	*3.08*	*1.00*	*1.00*	*1.00*
Skills development levy	**17 439**	**18 486**	**12 250**	**18 933**	**20 619**	**22 329**	**24 099**
Private-sector wage bill	*4.1%*	*3.7%*	*-6.3%*	*10.6%*	*8.9%*	*8.3%*	*7.9%*
Buoyancy	*2.17*	*1.64*	*5.37*	*5.14*	*1.00*	*1.00*	*1.00*
Fuel levy	**75 372**	**80 175**	**75 503**	**89 243**	**91 799**	**96 817**	**102 942**
Nominal GDP	*5.5%*	*5.0%*	*-2.1%*	*10.9%*	*2.9%*	*5.5%*	*6.3%*
Buoyancy	*1.14*	*1.29*	*2.75*	*1.67*	*1.00*	*1.00*	*1.00*
Ad valorem excise duties	**4 192**	**4 124**	**3 386**	**4 415**	**4 541**	**4 789**	**5 092**
Nominal GDP	*5.5%*	*5.0%*	*-2.1%*	*10.9%*	*2.9%*	*5.5%*	*6.3%*
Buoyancy	*1.98*	*-0.33*	*8.45*	*2.78*	*1.00*	*1.00*	*1.00*
Other [2]	**65 994**	**64 810**	**58 678**	**71 453**	**70 726**	**73 484**	**77 054**
Nominal GDP	*5.5%*	*5.0%*	*-2.1%*	*10.9%*	*2.9%*	*5.5%*	*6.3%*
Buoyancy	*0.91*	*-0.36*	*4.47*	*1.99*	*-0.36*	*0.71*	*0.77*
Gross tax	**1 287 690**	**1 355 766**	**1 249 711**	**1 485 415**	**1 527 412**	**1 608 006**	**1 715 258**
Nominal GDP	*5.5%*	*5.0%*	*-2.1%*	*10.9%*	*2.9%*	*5.5%*	*6.3%*
Buoyancy	*1.07*	*1.07*	*3.69*	*1.73*	*0.99*	*0.97*	*1.05*

1. Total remuneration in the formal non-agriculture sector
2. Other includes dividends tax, interest on overdue income tax, taxes on property, stamp duties and fees, air departure tax, electricity levy, plastic bag levy and all other minor taxes
Source: National Treasury

Southern African Customs Union revenue pool

Payments to the Southern African Customs Union (SACU) have been revised upwards by R10.3 billion in 2022/23 and R6.6 billion in 2023/24 compared with the 2021 Budget estimates. The revisions reflect higher customs and excise duties projections and changes to forecast error adjustments. Member states' estimates of GDP, population and intra-SACU trade have also been updated. The SACU revenue-sharing

formula adjusts for forecast errors with a two-year lag. As a result, the projected 2022/23 SACU payments include the forecast error adjustment for 2020/21. SACU payments projections for 2023/24 include the adjustment for forecast errors for 2021/22.

Fiscal framework assumptions for long-term main budget baseline

The long-term main budget fiscal framework assumptions that underpin the long-term debt outlook include the following:

- No revenue measures are assumed from 2022/23 onwards.
- The gap between gross tax and main budget revenue is assumed at a long-run average of 0.25 per cent of GDP per year from 2025/26 onwards.
- Non-interest expenditure (excluding Eskom financial support and the Infrastructure Fund) grows in line with CPI inflation in 2025/26.
- In real terms, non-interest expenditure (excluding the Infrastructure Fund) grows by 1.5 per cent per year from 2026/27 onwards.
- The Infrastructure Fund amounts are assumed at R10 billion in 2024/25, R12 billion in 2025/26, R15 billion in 2026/27, R21.8 billion in 2027/28 and R26 billion in 2028/29. Over a decade from 2019/20, the Infrastructure Fund remains at R100 billion, as announced in the 2019 *Medium Term Budget Policy Statement*. Underspending on the Infrastructure Fund allocations in the current fiscal year is added back in 2027/28 and 2028/29.
- No further recapitalisation of state-owned companies is assumed over the medium term apart from the 2021 Budget estimates.
- Financial support for Eskom is assumed to amount to R224.6 billion from 2019/20 until 2025/26.
- Beyond the medium term, average real GDP growth is assumed to be 2.1 per cent.

2020/21 outcomes and 2021/22 mid-year estimates

Table C.7 summarises national and provincial appropriated expenditure outcomes for 2020/21 and estimates for the first half of 2021/22. Tables C.8 and C.9 present additional details.

In 2020/21, national expenditure amounted to R1.79 trillion, which was R16.8 billion lower than the adjusted budget estimate. The underspending was mainly driven by goods and services – all items except for operating leases, medicine, food and other inventory supplies, rental and hiring, science and technological services, and administrative fees. The lower-than-estimated expenditure was partly offset by higher spending on payments for financial assets. Provincial expenditure was R645.9 billion in 2020/21, R16.1 billion below adjusted estimates. This provincial underspending is largely driven by goods and services, compensation of employees and payments for capital assets. All major categories of goods and services – except for administrative fees, medicine and medical supplies, property payments and legal services – recorded spending below adjusted estimates.

For the first six months of 2021/22, national departments spent R922.7 billion or 48.7 per cent of their adjusted budgets, while provinces spent R324.1 billion or 49.3 per cent of their original budgets for the year. Provinces are primarily responsible for delivering social services, including basic education and health. Compensation of employees is the largest spending item in provincial budgets, accounting for 63.3 per cent of spending in the first six months of 2021/22.

Table C.7 National and provincial expenditure outcomes and mid-year estimates

	2020/21			2021/22				
R billion	Adjusted appropriation	Audited outcome	Over(-)/ Under(+)	Main budget	Special appropriation[1]	Adjustments appropriation[2]	Adjusted appropriation[3]	Actual spending April to September
National appropriation	**1 025.3**	**1 004.4**	**20.9**	**980.6**	**32.9**	**15.0**	**1 028.5**	**503.3**
Direct charges	**782.5**	**784.6**	**-2.1**	**830.0**	**–**	**26.9**	**857.0**	**419.4**
Debt-service costs	233.0	232.6	0.4	269.7	–	-0.5	269.2	130.2
Provincial equitable share	520.7	520.7	–	523.7	–	21.1	544.8	269.2
Other direct charges	28.8	31.3	-2.5	36.6	–	6.3	42.9	19.9
National votes	**1 807.9**	**1 789.0**	**18.9**	**1 810.6**	**32.9**	**42.0**	**1 885.4**	**922.7**
of which:								
Compensation of employees	*177.3*	*176.3*	*1.0*	*175.0*	*0.6*	*6.0*	*181.6*	*88.0*
Goods and services	*80.8*	*65.2*	*15.6*	*84.6*	*0.3*	*3.9*	*88.7*	*33.1*
Transfers and subsidies	*1 213.6*	*1 213.0*	*0.6*	*1 219.3*	*28.0*	*26.6*	*1 273.9*	*627.1*
Payments for capital assets	*14.8*	*12.0*	*2.9*	*15.0*	–	*0.8*	*15.8*	*3.8*
Payments for financial assets	*88.0*	*89.6*	*-1.6*	*46.8*	*3.9*	*5.2*	*55.9*	*40.4*
Provisional allocation for contingencies not assigned to votes	–	–	–	11.6	–	-0.6	11.0	–
Contingency reserve	–	–	–	12.0	–	-9.0	3.0	–
National government projected underspending	-2.1	–	-2.1	–	–	-3.8	-3.8	–
Local government repayment to the National Revenue Fund	–	–	–	–	–	-2.5	-2.5	–
Main budget expenditure	**1 805.8**	**1 789.0**	**16.8**	**1 834.3**	**32.9**	**26.0**	**1 893.1**	**922.7**
Provincial expenditure	**661.9**	**645.9**	**16.1**	**657.4**	**n/a**	**n/a**	**n/a**	**324.1**
of which:								
Compensation of employees	*398.3*	*393.9*	*4.4*	*398.9*	*n/a*	*n/a*	*n/a*	*205.0*
Goods and services	*142.3*	*134.9*	*7.4*	*139.9*	*n/a*	*n/a*	*n/a*	*65.6*
Transfers and subsidies	*84.9*	*84.2*	*0.7*	*82.1*	*n/a*	*n/a*	*n/a*	*40.3*
Payments for capital assets	*36.4*	*32.4*	*4.0*	*36.5*	*n/a*	*n/a*	*n/a*	*13.1*

1. Second Special Appropriation Bill (2021)
2. Adjustments Appropriation Bill (2021)
3. Provinces will table an adjusted budget during November 2021
Source: National Treasury

Table C.8 Expenditure by vote

	2020/21			2021/22				
R million	Adjusted appropriation	Audited outcome	Over(-)/ Under(+)	Main budget	Special appropria-tion[2]	Adjustments appropriation	Adjusted appropriation	Actual spending April to September
1 The Presidency	573	518	55	592	–	12	605	224
2 Parliament[1]	2 016	2 016	–	2 144	–	–	2 144	–
3 Cooperative Governance	106 943	103 306	3 637	100 876	–	384	101 260	40 930
4 Government Communication and Information System	725	712	13	750	–	8	757	371
5 Home Affairs	8 787	8 470	317	8 690	–	741	9 431	4 798
6 International Relations and Cooperation	6 315	6 246	69	6 452	–	66	6 518	2 915
7 National School of Government	227	222	6	210	–	4	214	99
8 National Treasury	34 526	34 082	444	41 056	3 900	591	45 547	14 465
9 Planning, Monitoring and Evaluation	400	387	13	454	–	5	459	174
10 Public Enterprises	77 607	77 503	104	36 292	–	-17	36 275	35 871
11 Public Service and Administration	469	431	38	526	–	5	532	218
12 Public Service Commission	274	261	13	282	–	4	286	123
13 Public Works and Infrastructure	7 724	7 531	193	8 343	–	11	8 354	3 751
14 Statistics South Africa	3 132	2 691	440	4 475	–	457	4 932	1 571
15 Traditional Affairs	162	138	24	171	–	1	173	68
16 Basic Education	23 395	22 901	494	27 018	–	221	27 239	15 140
17 Higher Education and Training	94 095	93 697	397	97 784	–	105	97 889	70 252
18 Health	58 053	58 117	-64	62 543	–	2 228	64 771	34 021
19 Social Development	230 807	228 923	1 885	205 227	26 700	219	232 146	107 263
20 Women, Youth and Persons with Disabilities	621	602	19	764	–	432	1 196	470
21 Civilian Secretariat for the Police Service	137	132	6	149	–	2	151	63
22 Correctional Services	25 597	25 027	570	25 218	–	725	25 943	12 122
23 Defence	54 201	54 086	115	46 269	700	1 828	48 796	22 600
24 Independent Police Investigative Directorate	341	341	0	348	–	5	354	152
25 Justice and Constitutional Development	18 666	17 885	781	19 120	–	389	19 509	8 239
26 Military Veterans	480	429	51	654	–	-47	607	168
27 Office of the Chief Justice	1 188	1 072	116	1 212	–	30	1 242	561
28 Police	99 561	95 483	4 078	96 356	250	3 868	100 474	46 694
29 Agriculture, Land Reform and Rural Development	15 248	14 093	1 155	16 920	–	1 103	18 023	6 314
30 Communications and Digital Technologies	3 281	3 165	116	3 693	–	192	3 884	1 445
31 Employment and Labour	3 299	3 103	196	3 506	–	311	3 816	1 543
32 Forestry, Fisheries and the Environment	9 938	8 300	1 638	8 717	–	383	9 100	3 080
33 Human Settlements	29 079	28 776	303	31 658	–	22	31 680	12 859
34 Mineral Resources and Energy	7 567	7 185	382	9 181	–	61	9 241	4 090
35 Science and Innovation	7 278	7 165	113	8 933	–	72	9 006	4 606
36 Small Business Development	2 278	2 249	29	2 538	–	99	2 637	1 515
37 Sport, Arts and Culture	5 311	5 176	135	5 694	–	53	5 747	2 579
38 Tourism	1 427	1 392	35	2 430	–	116	2 545	865
39 Trade, Industry and Competition	9 273	9 040	234	9 737	1 300	775	11 812	6 322
40 Transport	57 355	57 074	281	66 692	–	-1 266	65 426	29 047
41 Water and Sanitation	16 994	14 503	2 492	16 910	–	825	17 735	5 710
Total appropriation by vote	**1 025 350**	**1 004 428**	**20 922**	**980 584**	**32 850**	**15 024**	**1 028 457**	**503 297**

Table C.8 Expenditure by vote *(continued)*

R million	2020/21 Adjusted appropriation	2020/21 Audited outcome	2020/21 Over(-)/ Under(+)	2021/22 Main budget	2021/22 Special appropria-tion[2]	2021/22 Adjustments appropriation	2021/22 Adjusted appropriation	2021/22 Actual spending April to September
Total appropriation by vote	**1 025 350**	**1 004 428**	**20 922**	**980 584**	**32 850**	**15 024**	**1 028 457**	**503 297**
Plus:								
Direct charges against the National Revenue Fund								
President and deputy president salaries (The Presidency)	8	6	2	8	–	–	8	3
Members' remuneration (Parliament)	476	476	–	472	–	–	472	–
Debt-service costs (National Treasury)	233 028	232 596	432	269 741	–	-507	269 234	130 223
Provincial equitable share (National Treasury)	520 717	520 717	–	523 686	–	21 149	544 835	269 196
General fuel levy sharing with metropolitan municipalities (National Treasury)	14 027	14 027	–	14 617	–	–	14 617	4 872
National Revenue Fund payments (National Treasury)	178	588	-411	60	–	2 282	2 342	1 451
Auditor-General of South Africa (National Treasury)	120	70	50	70	–	–	70	70
Section 70 of the PFMA payment: Land and Agricultural Development Bank of South Africa (National Treasury)	74	74	–	–	–	–	–	–
Section 70 of the PFMA payment: South African Express Airways SOC Ltd (Public Enterprises)	143	143	–	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: South African Airways (Public Enterprises)	–	267	-267	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: Denel (Public Enterprises)	–	–	–	–	–	2 923	2 923	2 726
Skills levy and sector education and training authorities (Higher Education and Training)	10 175	12 413	-2 238	17 813	–	1 120	18 933	9 233
Magistrates' salaries (Justice and Constitutional Development)	2 442	2 147	296	2 426	–	-30	2 396	1 077
Judges' salaries (Office of the Chief Justice)	1 118	1 044	74	1 118	–	–	1 118	515
International Oil Pollution Compensation Fund (Transport)	11	–	11	12	–	–	12	–
Total direct charges against the National Revenue Fund	**782 517**	**784 568**	**-2 051**	**830 023**	**–**	**26 936**	**856 959**	**419 365**
Provisional allocation not assigned to votes	–	–	–	12 645	–	-1 645	11 000	–
Contingency reserve	–	–	–	12 000	–	-9 039	2 961	–
National government projected underspending	-2 109	–	-2 109	–	–	-3 775	-3 775	–
Provisional reduction to fund Land Bank allocation	–	–	–	-5 000	–	5 000	–	–
Infrastructure Fund not assigned to votes	–	–	–	4 000	–	-4 000	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–	2 500	2 500	–
Total	**1 805 758**	**1 788 996**	**16 762**	**1 834 252**	**32 850**	**26 001**	**1 893 103**	**922 662**

1. *Amendments to Parliament's budget are determined independently of the national government's budget processes in accordance with the Financial Management of Parliament and Provincial Legislatures Act (2009), as amended*

2. *Second Special Appropriation Bill (2021)*

Source: *National Treasury*

Table C.9 Expenditure by province

	2020/21					2021/22	
R million	Main budget	Adjusted budget	Pre-audited outcome	Over(-)/ Under(+)	Deviation from adjusted budget	Main budget	Actual spending April to September
Eastern Cape	**85 908**	**83 792**	**83 546**	**246**	**0.3%**	**82 608**	**44 369**
Education	37 769	36 218	36 594	-376	-1.0%	35 077	18 404
Health	26 391	27 628	28 057	-429	-1.6%	26 431	15 726
Social development	3 228	3 229	2 966	263	8.1%	3 055	1 635
Other functions	18 521	16 717	15 929	788	4.7%	18 046	8 603
Free State	**39 055**	**38 036**	**37 698**	**338**	**0.9%**	**38 625**	**19 059**
Education	15 620	15 484	15 319	164	1.1%	15 475	8 097
Health	12 477	11 822	11 950	-128	-1.1%	12 135	6 047
Social development	1 492	1 520	1 469	51	3.3%	1 442	730
Other functions	9 466	9 211	8 959	251	2.7%	9 573	4 186
Gauteng	**142 367**	**143 749**	**137 897**	**5 852**	**4.1%**	**142 553**	**68 564**
Education	53 593	52 877	51 134	1 743	3.3%	53 458	26 265
Health	55 728	58 836	57 712	1 123	1.9%	56 505	28 862
Social development	5 776	5 887	5 449	438	7.4%	5 883	2 872
Other functions	27 270	26 150	23 602	2 547	9.7%	26 707	10 566
KwaZulu-Natal	**138 182**	**136 403**	**133 984**	**2 420**	**1.8%**	**133 670**	**66 357**
Education	57 247	57 012	56 858	154	0.3%	53 184	27 585
Health	48 058	51 308	49 370	1 938	3.8%	48 412	24 669
Social development	3 836	3 732	3 674	58	1.6%	3 699	1 893
Other functions	29 041	24 351	24 081	270	1.1%	28 375	12 210
Limpopo	**72 796**	**72 796**	**68 906**	**3 891**	**5.3%**	**68 770**	**33 906**
Education	33 894	33 894	32 939	954	2.8%	32 586	16 469
Health	22 143	22 143	22 030	113	0.5%	21 973	10 683
Social development	2 360	2 360	2 200	160	6.8%	2 016	1 035
Other functions	14 400	14 400	11 736	2 664	18.5%	12 195	5 718
Mpumalanga	**54 019**	**51 783**	**51 247**	**536**	**1.0%**	**53 576**	**25 855**
Education	23 498	22 203	22 081	122	0.5%	22 336	11 362
Health	15 568	16 005	15 795	210	1.3%	16 204	7 635
Social development	1 838	1 757	1 713	45	2.5%	1 841	815
Other functions	13 115	11 817	11 658	159	1.3%	13 195	6 043
Northern Cape	**19 147**	**18 798**	**18 296**	**502**	**2.7%**	**18 995**	**9 435**
Education	7 222	7 195	7 180	14	0.2%	7 137	3 517
Health	5 593	5 616	5 538	78	1.4%	5 716	3 000
Social development	1 012	1 035	982	53	5.1%	969	445
Other functions	5 320	4 953	4 596	356	7.2%	5 173	2 473
North West	**46 513**	**45 118**	**43 951**	**1 166**	**2.6%**	**46 240**	**22 278**
Education	18 380	17 689	17 481	207	1.2%	18 011	8 699
Health	13 197	14 196	14 052	144	1.0%	14 119	7 765
Social development	1 878	1 761	1 617	144	8.2%	1 772	740
Other functions	13 058	11 472	10 801	671	5.8%	12 338	5 074
Western Cape	**71 664**	**71 449**	**70 342**	**1 107**	**1.5%**	**72 397**	**34 251**
Education	25 050	24 565	24 009	556	2.3%	24 460	11 638
Health	26 252	27 214	26 964	250	0.9%	27 392	13 519
Social development	2 673	2 692	2 679	13	0.5%	2 663	1 345
Other functions	17 690	16 978	16 691	287	1.7%	17 882	7 750
Total	**669 652**	**661 924**	**645 867**	**16 057**	**2.4%**	**657 436**	**324 074**
Education	272 271	267 135	263 596	3 540	1.3%	261 724	132 036
Health	225 406	234 767	231 468	3 298	1.4%	228 888	117 907
Social development	24 094	23 974	22 749	1 225	5.1%	23 341	11 510
Other functions	147 881	136 048	128 054	7 995	5.9%	143 483	62 621

Source: National Treasury

Glossary

Accrued liability	A liability that is not paid in the fiscal year in which it is incurred, and so continues to be owed in the next fiscal year.
Adjustment estimates	Presentation to Parliament of the amendments to be made to the appropriations voted on in the main budget for the year.
Administered prices	Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator.
Appropriation	The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from the Provincial Revenue Fund.
Asset price inflation	An increase in the overall price of assets over a specific period of time.
Balance of payments	A summary statement of all the transactions of the residents of a country with the rest of the world over a particular time period.
Basel III	Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector.
Baseline	The initial allocations used during the budget process, derived from the previous year's forward estimates.
Blended finance	The combination of public, private, development and multilateral sources of financing to leverage funding for infrastructure projects.
Bond-switch programme	An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt.
Budget balance	The difference between expenditure and revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, the budget is in surplus.
Budget Facility for Infrastructure	A reform to the budget process that establishes specialised structures, procedures and criteria for committing fiscal resources to public infrastructure spending.
Buy-back transaction	A transaction where government buys debt instruments from investors before their redemption date.
Capital erosion	The deterioration of capital due to a lack of investment in the economy.
Capital flight	A large outflow of investments from a country in response to heightened economic, political or policy risk.
Capital flow	A flow of investments in or out of a country.
Concessionary financing	Financing or loans that are extended on terms that are more generous than market loans – for example, lower interest rates or grace periods where there is no repayment.

Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.
Consolidated government expenditure	Total expenditure by national and provincial government, social security funds and selected public entities, including transfers to municipalities or other entities. See also *main budget expenditure*.
Consumer price index (CPI)	The main measure of inflation, charting changes in the price movements of a basket of consumer goods and services.
Consumption expenditure	Expenditure on goods and services, including salaries, that are consumed within a short period of time – usually a year.
Contingency reserve	An amount set aside, but not allocated in advance, to accommodate changes in the economic environment and to meet unforeseen spending pressures.
Contingent liability	A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See also *government guarantee*.
Core inflation	A measure of the change in consumer price levels that excludes temporary shocks and represents the long-run trend of changes in the price level. See also *headline inflation*.
Countercyclical fiscal policy	Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession.
Credit rating	An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Rating agencies assign grades signifying the borrower's capacity to meet its financial obligations or the probability that the value of the financial instrument will be realised. See also *rating agency*.
Crowding in	An increase in private investment or consumption as a result of government spending.
Crowding out	A fall in private investment or consumption as a result of increased government spending.
Current account (of the balance of payments)	The difference between total exports and imports, including service payments and receipts, interest, dividends and transfers. This account can be in deficit or surplus. See also *trade balance*.
Current balance	The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land.
Debt redemption	Repayment of the principal and any outstanding interest on a bond.
Debt-service cost	The cost of interest on government debt.
Depreciation (capital)	A reduction in the value of fixed capital as a result of wear and tear or redundancy.

Depreciation (exchange rate)	A reduction in the external value of a currency.
Disposable income	Total income less all taxes and employee contributions.
Division of revenue	The allocation of funds between national, provincial and local government as required by the Constitution.
Economic growth	An increase in the total amount of output, income and spending in the economy.
Effective cost of debt	A measure of the cost of debt that includes non-interest costs, such as penalties and upfront payments, which are often applied to distressed borrowers.
Emerging economies	A name given by international investors to middle-income economies.
Employment tax incentive	An incentive to encourage the creation of jobs for youth by allowing employers to claim a reduction in employees' tax.
Equitable share	The allocation of revenue to national, provincial and local government as required by the Constitution.
Expenditure ceiling	An overall limit on expenditure that enables government to manage departmental spending levels.
External imbalance	An excessively positive or negative current account balance, reflecting an excess or deficit of domestic investment over domestic savings.
Financial account (of the balance of payments)	A statement of all financial transactions between a country and the rest of the world, including portfolio and fixed investment flows, and movements in foreign reserves.
Financial and Fiscal Commission	An independent body established in terms of the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government.
Financial year	The 12 months according to which companies and organisations budget and account. Government's financial year runs from 1 April to 31 March.
Fiscal consolidation	Measures to narrow a government's budget deficit and stabilise its debt-to-GDP ratio.
Fiscal multiplier	A ratio measuring the extent to which national income changes in response to changes in government spending. For example, a fiscal multiplier of 0.5 implies that national income increases by 50 cents for every R1 of additional government spending.
Fiscal policy	Policy on taxation, spending and borrowing by government.
Fiscal space	Government's ability to provide additional resources in the budget without jeopardising fiscal sustainability.
Flexible exchange rate	Determination of currency exchange rates by market forces.

Floating exchange rate	An exchange rate regime in which the exchange rate of a country can fluctuate in response to movements in the foreign exchange market.
Foreign direct investment	The acquisition of long-term business interests in another country, usually involving management, technology and financial participation.
Full-time equivalent	An indicator measuring the proportion of time for which an employee receives a salary. It enables government to estimate annual personnel costs by aggregating the amount of part-time work to calculate the full-time equivalents. For example, two people working full-time for six months of the year would count as one full-time equivalent.
GDP inflation	A measure of the total increase in prices in the entire economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
GDP rebasing	The process of replacing a previous base year used to compile GDP estimates in constant prices (or real/volume terms) with a more recent base year. It is usually done alongside periodic benchmarking and methodological changes that account for changes in the economy, inflation and technological progress. These changes incorporate updated data for more accurate analysis and estimates.
Gini coefficient	A measure that illustrates inequality in the distribution of income. It is expressed as a number between 0 and 1, with 0 representing perfect equality in income and 1 representing perfect inequality.
Gold and foreign exchange account	A Reserve Bank account that reflects its losses and profits on holdings of foreign currency and gold reserves, driven by changes in the exchange rate of the rand to the US dollar and the gold price.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government institution is unable to repay the debt. See also *contingent liability*.
Gross domestic product (GDP)	A measure of total national output, income and expenditure in the economy.
Gross fixed-capital formation	The addition to a country's fixed-capital stock over a specific period, before providing for depreciation.
Headline inflation	A measure of the change in the CPI level that includes temporary price shocks to the economy, such as once-off price changes. See also *core inflation*.
Independent power producer	A private-sector business that generates energy for the national grid.

Indirect grant	A grant allowing a national department to perform a function on behalf of a province or municipality. No funds are transferred, but the end product of the grant, such as infrastructure, is generally transferred to the province or municipality.
Inflation	An increase in the general level of prices.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time. The Reserve Bank and government agree on a target rate or range of inflation to be maintained.
Integrated financial management system (IFMS) project	A project to review, upgrade and integrate government's financial management information technology systems.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today unless they also share in the benefits of assets.
Investment grade	A credit rating which is regarded as carrying minimal risk to the investors.
Labour force participation	The ratio of employed and unemployed workers (the labour force) relative to the working-age population.
Liquidity	The ease with which assets can be bought and sold.
Main budget expenditure	National government expenditure and transfers to provincial and local government financed from the National Revenue Fund, excluding revenues and spending related to social security funds, extra-budgetary institutions and provincial own-source revenue. See also *consolidated government expenditure*.
Medico-legal claims	A civil claim of alleged wrongful medical treatment against a health provider.
Medium Term Expenditure Committee (MTEC)	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.
Medium-term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments published at the time of the Budget.
Medium-term strategic framework	The five-year strategy of government coinciding with the electoral term.
Monetary policy	The actions taken by a country's monetary authority (for example, the Reserve Bank), usually focused on money supply and interest rates.
Money supply	The total stock of money in an economy.
National budget	The projected revenue and expenditure flowing through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.

National Development Plan (NDP)	A national strategy to eliminate poverty and reduce inequality.
National health insurance (NHI)	A healthcare policy that aims to provide access to quality, affordable health services to all South Africans.
National Revenue Fund	The consolidated account of national government into which departmental revenue and all taxes, fees and charges collected by the South African Revenue Service must be paid.
Net asset position	The total value of a company's assets minus its liabilities.
Nominal exchange rate	The current rate of exchange between the rand and foreign currencies.
Nominal wage	The return, or wage, to employees at the current price level.
Non-interest expenditure	Total expenditure by government less debt-service costs.
Occupation-specific dispensation (OSD)	A public-sector initiative aimed at improving government's ability to attract and retain skilled employees in targeted occupations through increased remuneration.
Opportunity cost	The cost of an alternative forgone to pursue a certain action.
Payroll tax	Tax that an employer withholds and/or pays on behalf of employees based on their wages or salaries.
Potential growth	The fastest growth that an economy can sustain without increasing inflation.
Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure, there is a surplus.
Primary expenditure	Non-interest expenditure by government.
Primary sector	The agricultural and mining sectors of the economy.
Private-sector credit extension	Credit provided to the private sector by banks. This includes all loans, credit card balances and leases.
Productivity	A measure of the amount of output generated from every unit of input over a period of time. Typically used to measure changes in labour efficiency.
Protectionism	When a country restricts international trade to protect domestic industries.
Public entities	Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and regulated by law.
Public-private partnerships	A contractual arrangement in which a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria.
Public-sector borrowing requirement	The consolidated cash borrowing requirement of general government and non-financial public enterprises.
Purchasing managers' index (PMI)	A composite index measuring the change in manufacturing activity compared with the previous month.

Rating agency	A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of risk. See also *credit rating*.
Real effective exchange rate	A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa's trading partners' currencies, adjusted for inflation.
Real expenditure	Expenditure measured in constant prices – in other words, adjusted to remove the effects of inflation.
Real interest rate	The level of interest after removing the effects of inflation.
Recapitalisation	Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity.
Redemption	The return of an investor's principal in a fixed-income security, such as a preferred stock or bond.
Refinancing	The repayment of debt at a scheduled time using the proceeds of new loans.
Repurchase (repo) rate	The interest rate at which the Reserve Bank lends to commercial banks.
Reserves (foreign exchange)	Holdings of foreign exchange, either by the Reserve Bank only, or by the Reserve Bank and domestic banking institutions.
Revaluation gain/loss	The difference in value of an asset, liability or transaction between its original (historical) rate and its current rate.
Risk premium	A return that compensates for uncertainty.
Rollover	Funds not spent during a given financial year that flow into the following year's budget.
Seasonally adjusted and annualised	The process of removing the seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data. Once the rate is annualised, it is expressed as if it were applied over one year.
Social grants	Social benefits available to qualifying individuals, funded wholly or partly by the state.
Southern African Customs Union (SACU) agreement	An agreement that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue, between South Africa, Botswana, eSwatini, Lesotho and Namibia.
Southern African Development Community (SADC)	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout Southern Africa.
Sovereign debt	Debt issued by a government.
Special economic zone	A designated area where infrastructure and incentives are provided to clusters of businesses to encourage private investment and employment growth.

Structural reforms	Measures that are put in place with the aim of substantially changing the economy, or the institutional and regulatory framework in which people and businesses operate.
Supply-side constraints	When a country's productive capacity cannot keep up with rising demand.
Switch (auction)	Auctions to exchange bonds to manage refinancing risk or improve tradability.
Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.
Tax buoyancy	The relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above 1 means that revenues are growing faster than the economy; a value below 1 means they are growing below the rate of GDP growth.
Tax evasion	When individuals or businesses illegally reduce their tax liability.
Tax-to-GDP ratio	For public finance comparison purposes, a country's tax burden, or tax-to-GDP ratio, is calculated by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.
Terms of trade	An index measuring the ratio of export prices to import prices.
Trade balance	The monetary record of a country's net imports and exports of physical merchandise. See also *current account*.
Transversal term contract	A fixed-term contract to procure goods or services needed by more than one government department.
Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.
Twin deficit	The combination of deficits on the budget and the current account.
Twin peaks	An approach to organising financial sector regulation and supervision involving two regulators. One is responsible for ensuring financial services firms sell their products in an appropriate way. The other is responsible for ensuring financial firms remain financially sound and are generally prudent.
Undercapitalisation	Lack of sufficient funds (capital) to conduct day-to-day operations.
Unit labour costs	The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour).
Unsecured lending	A loan that is not backed or secured by any type of collateral to reduce the lender's risk.
Yield	A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds includes the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity.

MTBPS

MEDIUM TERM BUDGET POLICY STATEMENT

NATIONAL TREASURY
Private Bag X115 | Pretoria, 0001, South Africa
Tel: +27 12 315 5944 | Fax: +27 12 406 9055
www.treasury.gov.za

national treasury
Department:
National Treasury
REPUBLIC OF SOUTH AFRICA